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             ASSET SALE AND PURCHASE AGREEMENT


       THIS ASSET SALE AND PURCHASE AGREEMENT (the "Agreement") is made on this 7th day of July, 1995, by and between RTM, INC., a Georgia corporation having its principal executive offices at 5995 Barfield Road, Atlanta, Georgia 30328 ("RTM"); SHONEY'S, INC., a Tennessee corporation having its principal executive offices at 1727 Elm Hill Pike, Nashville, Tennessee 37210 ("Seller"); and SHONEY'S OF CANADA, INC., a Canadian corporation having its principal executive offices at Suite 6200, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Z7, CANADA ("Subsidiary").

                        WITNESSETH:

       WHEREAS, as of July 5, 1995, Seller (or Shoney's Real Estate, Inc., a wholly owned subsidiary of Seller ("Realco")) owned and/or operated the sixty (60) restaurants listed on SCHEDULE 1.A hereto (the "Company Restaurants"); and

       WHEREAS, as of July 5, 1995, Seller or Subsidiary also licensed the operation of two hundred seventeen (217) restaurants listed, respectively, on SCHEDULE 1.B. and SCHEDULE 1.D. hereto (collectively, the "Franchised Restaurants"); and

       WHEREAS, Seller desires to sell the Purchased Assets (as defined in SECTION 1 below), and RTM, through Persons that it shall designate as Buyers, desires to purchase Seller's interest in such Purchased Assets and assume certain Assumed Liabilities (as defined in SECTION 4.A. below) of Seller as set forth herein;

       NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.  DEFINITIONS

       For purposes of this Agreement, in addition to the terms defined elsewhere herein, unless the context otherwise requires, the following terms shall have the meanings indicated:

       "ASSIGNED CONTRACTS" shall have the meaning set forth in SECTION
2.A.(8).

       "BENEFIT PLANS" means all benefit plans, contracts and arrangements of Seller in effect as of the date hereof, including, without limitation, all pension, retirement profit sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay, vacation and medical, dental and life and disability insurance plans, policies or arrangements of Seller, or any member of the "controlled group" within the

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meaning of Section 4001(a)(14) of ERISA of which Seller is a member (the
"Controlled Group") pursuant to which any employees or former employees of Seller who are or have been employed at the Company Restaurants and/or beneficiaries of any such persons (collectively, "Restaurant Employees") may receive benefits or compensation.

       "BUYER" means one of the Persons designated by RTM as a purchaser of all or a portion of the Purchased Assets. "BUYERS" means all such Persons collectively.

       "CHATTEL MORTGAGES" shall have the meaning set forth in SECTION
8.M.

       "CLOSING" means the consummation of the purchase and sale of the Purchased Assets as provided in this Agreement on the Closing Date.

       "CLOSING DATE" means September 1, 1995, or any other Friday as may be agreed upon by the parties hereto immediately preceding the designated Effective Date.

       "COBRA" means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "COMMISSARY AGREEMENT" means the commissary services agreement substantially in the form attached hereto as EXHIBIT A pursuant to which Commissary Operations, Inc., a subsidiary of Seller, agrees to provide certain services to RTM or a Buyer designated by RTM as set forth therein.


       "COMPANY RESTAURANT" means one of the Restaurants listed on
SCHEDULE 1.A. "COMPANY RESTAURANTS" means such sixty (60) Restaurants, collectively.

       "CONTRACT ASSIGNMENT" means one of the contract assignments between Seller and RTM or a Buyer designated by RTM pursuant to which an Assigned Contract is assigned to and assumed by RTM or such Buyer, in form and substance reasonably acceptable to the parties.

       "CONTROLLED GROUP" means every trade or business, whether or not incorporated, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes Seller. A "member of the Controlled Group" means any such trade or business.

       "DEED" and "DEEDS" shall have the meaning[s] set forth in SECTION
2.C.(1).



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       "EFFECTIVE DATE" means September 4, 1995, or any other Monday as may be agreed upon by the parties hereto immediately following the designated Closing Date.

       "ENVIRONMENTAL LAWS" shall have the meaning set forth in SECTION
8.Y.(3).

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "FF&E" means furniture, fixtures, equipment, machinery, signage, inventories of china, glass and silver, utensils and small wares and uniforms and all other like personalty located at the Company Restaurants and used in connection with the operation of the Company Restaurants.

       "FOOD INVENTORIES" means inventories of usable food and beverages located in the Company Restaurants and retail goods that are sold primarily at the cashier stands located in the Company Restaurants determined as of 12:01 a.m. on the Effective Date by mutual agreement of the parties.

       "FRANCHISE AGREEMENT" means one of the agreements listed on
SCHEDULE 1.B.. "FRANCHISE AGREEMENTS" means such agreements, collectively.

       "FRANCHISED RESTAURANT" means one of the Restaurants listed on
SCHEDULE 1.B. or SCHEDULE 1.D.. "FRANCHISED RESTAURANTS" means such two hundred seventeen (217) Restaurants, collectively.

       "GENERAL ASSIGNMENT" means an assignment between Seller and RTM or a Buyer designated by RTM, in form and substance reasonably acceptable to the parties, pursuant to which all of Seller's right, title and interest in prepaid expenses and deposits, purchase orders and permits, guarantees, warranties and licenses, and any and all other Purchased Assets not otherwise specifically assigned, conveyed or transferred by separate instrument pursuant to this Agreement, are assigned to RTM or such Buyer, and pursuant to which any Assumed Liabilities (as defined in SECTION 4.A.) not otherwise specifically assumed by separate instrument are assumed by RTM or such Buyer.

       "HAZARDOUS MATERIALS" means and shall include, without limitation, gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other substance or material defined as of the date hereof as hazardous or toxic by any federal, state or local law, ordinance, rule or regulation, but excluding Asbestos, as defined in SECTION 8.Y.(2).

       "INVENTORIES" means, collectively, the Food Inventories and the Non-Food Inventories.



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       "LEASE" means one of the leases listed on SCHEDULE 1.C..  "LEASES"
means such twelve (12) Leases, collectively.

       "LEASE ASSIGNMENTS" means an assignment between Seller and RTM or a Buyer designated by RTM pursuant to which all of Seller's right, title and interest in each of the Leases are assigned to and assumed by RTM or such Buyer, in form and substance reasonably acceptable to the parties. "LEASE ASSIGNMENTS" means such twelve (12) Lease Assignments, collectively.

       "LEASED RESTAURANT" means one of the Company Restaurants, the land and/or building for which is leased by Seller pursuant to a Lease described on SCHEDULE 1.C.. "LEASED RESTAURANTS" means such twelve (12) Leased Restaurants, collectively.

       "NEW LEASE" means a lease of an Owned Restaurant that is not conveyed to RTM or a Buyer designated by RTM but is leased pursuant to
SECTION 11, with terms as described in SECTION 11.

       "NONCOMPETITION AGREEMENT" means an agreement between Seller and RTM pursuant to which Seller agrees to certain restrictions upon its business activities, which agreement shall be substantially in the form attached hereto as EXHIBIT B.

       "NON-FOOD INVENTORIES" means all inventories, with the exception of Food Inventories, located in the Company Restaurants that are used in connection with the operation of the Company Restaurants, including, without limitation, cleaning and maintenance supplies, paper goods, forms and office supplies, in each case determined as of 12:01 a.m. on the Effective Date.

       "NOTE" means the promissory note substantially in the form attached hereto as EXHIBIT C executed by RTM or a Buyer designated by RTM in favor of Seller in the original principal amount of Four Million Dollars ($4,000,000).

       "OFFICE FF&E" means furniture, fixtures and equipment located in the premises encompassed by the Office Lease.

       "OFFICE LEASE" means a lease of office premises at 1717 Elm Hill Pike (Suite B-9) Nashville, Tennessee 37210 containing terms and conditions reasonably satisfactory to RTM and Seller; provided, however, that the duration of such lease need not exceed twelve (12) months.

       "OWNED RESTAURANT" means one of the Company Restaurants, the land and/or building for which is owned in fee simple by Seller. "OWNED RESTAURANTS" means such forty-eight (48) owned Company Restaurants, collectively.

       "PERMITTED ENCUMBRANCES" shall have the meaning set forth in
SECTION 11.A.(1).



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       "PERSON" means an individual, partnership, corporation, trust or other similar entity, or a government or agency or instrumentality thereof.

       "PURCHASED ASSETS" shall have the meaning set forth in SECTION
2.A.

       "PURCHASE PRICE" shall have the meaning set forth in SECTION 3.A..

       "RTM GUARANTY" means the guaranty by RTM substantially in the form attached hereto as EXHIBIT D executed by RTM pursuant to which RTM guarantees the obligations of the Buyer designated by RTM to execute the
Note if the maker of the Note is a Person other than RTM.

       "RTM'S COUNSEL" means Arnall Golden & Gregory of Atlanta, Georgia.

       "REAL ESTATE MORTGAGES" shall have the meaning set forth in
SECTION 8.M..

       "REALCO" shall have the meaning set forth in the FIRST RECITAL of this Agreement.

       "SECURITY AGREEMENT" means the security agreement substantially in the form attached hereto as EXHIBIT E executed by RTM or the Buyer designated by RTM to purchase the Trademarks, the Franchise Agreements and certain other assets pursuant to which RTM or such Buyer pledges its interests in the Trademarks, the Franchise Agreements and such certain other assets to Seller as security for the Note.

       "SELLER" shall have the meaning set forth in the INTRODUCTORY PARAGRAPH of this Agreement.

       "SELLER'S COUNSEL" means Tuke Yopp & Sweeney of Nashville,
Tennessee.

       "SUBSIDIARY" shall have the meaning set forth in the PREAMBLE of this Agreement.

       "SUBSIDIARY FRANCHISE AGREEMENT" means one of the agreements listed on SCHEDULE 1.D.. "SUBSIDIARY FRANCHISE AGREEMENTS" means such nineteen (19) agreements, collectively.

       "TAX" means any federal, state, local or foreign income, sales, property, excise, payroll, gross receipts, use, transfer, value added, capital stock, franchise or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

       "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any amendment thereto.



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       "TERMINATION DATE" means October 15, 1995, or such other date as is determined pursuant to SECTION 15 of this Agreement.

       "TITLE COMPANY" shall have the meaning set forth in SECTION
11.A.(1).

       "TRADEMARK" means one of the service marks or trademarks or applications therefor listed on SCHEDULE 1.E.. "TRADEMARKS" means such nineteen (19) service marks and trademarks or applications therefor, collectively.

       "TRADEMARK ASSIGNMENT" means one of the assignments between Seller and RTM or a Buyer designated by RTM pursuant to which one or more Trademarks are assigned to RTM or such Buyer, in form and substance reasonably acceptable to the parties.

       "TRADE SECRET" means the formula described to on SCHEDULE 1.F..

       "TRADE SECRET ASSIGNMENT" means an assignment between Seller and RTM or a Buyer designated by RTM pursuant to which the Trade Secret is assigned or transferred to RTM or such Buyer, in form and substance reasonably acceptable to the parties.

       "VEHICLES" means the vehicles listed on SCHEDULE 1.G..

       All references herein to "Sections," "Schedules" and "Exhibits" shall, unless otherwise indicated, refer to the sections, schedules and exhibits which (through attachment or incorporation by reference) are a part of this Agreement.

2.     PURCHASE AND SALE OF ASSETS

       A. RESTAURANT ASSETS. RTM shall designate Buyers to which Seller shall assign, transfer and deliver all of the Purchased Assets.
In the absence of a designation of a Person as a Buyer for all or any portion of the Purchased Assets, RTM shall fulfill the obligations of a Buyer hereunder as to such Purchased Assets (or portion thereof) for which RTM has failed to designate a Buyer. At the Closing, but effective on the Effective Date, Seller agrees to sell, assign, transfer and deliver (or, in the case of Company Restaurants held by Realco, to cause Realco to sell, assign, transfer and deliver) to a Buyer or Buyers (it being expressly acknowledged and agreed by Seller that different Persons may be designated by RTM for the purchase of different portions of the Purchased Assets and/or for the assumption of the Assumed Liabilities (as defined below), and that the Purchase Price shall be allocated among and between the Purchased Assets in the manner provided for below), and such Buyer or Buyers designated by RTM shall purchase from Seller, for the Purchase Price and upon and subject to the terms and conditions hereinafter set forth, the following described assets (the "Purchased Assets") as they exist on the Effective Date:



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              (1)    OWNED REAL PROPERTY AND IMPROVEMENTS. Fee simple
       title to the real property on which the Owned Restaurants are situated and the improvements thereon (subject to certain Owned Restaurants being leased pursuant to SECTION 11) and, to the extent not conveyed pursuant to the Lease Assignments, all of Seller's (or Realco's) right, title and interest in and to the leasehold improvements to the property containing the Leased Restaurants, together with any and all rights, titles, interests, privileges and/or appurtenances pertaining thereto included therewith, or which are a part thereof.

              (2) LEASEHOLD INTEREST. All of Seller's leasehold right, title and interest in and to real property on which the Leased Restaurants are situated and the improvements thereon.

              (3) TRADEMARKS AND TRADE SECRET. All of Seller's and/or Subsidiary's right, title and interest in and to the Trademarks and the Trade Secret.

              (4)    FRANCHISE AGREEMENTS.  All of Seller's and
       Subsidiary's right, title and interest in and to the Franchise Agreements and Subsidiary Franchise Agreements.

              (5) FURNITURE, FIXTURES AND EQUIPMENT. All right, title and interest of Seller in and to the FF&E (including, without limitation, any spare and replacement parts and surplus restaurant equipment located in the Company Restaurants) used in connection with the operation and maintenance of the Company Restaurants.

              (6) INVENTORIES. All right, title, and interest of Seller in and to the Inventories located in the Company
       Restaurants.

              (7) DEFERRED FRANCHISE FEES. All right, title and interest of Seller in and to any and all deferred franchise fees set forth on SCHEDULE 2.A.(7) (the "Deferred Franchise Fees").

              (8) CONTRACTS. All right, title and interest of Seller in, to and under those contracts relating to the use or operation of the Company Restaurants that are set forth on
       SCHEDULE 2.A.(8), which RTM or a Buyer designated by RTM agrees to assume as provided below (the "Assigned Contracts"). Within thirty (30) days following the execution of this Agreement, Seller shall provide to RTM copies of all contracts relating to the use or operation of the Company Restaurants, including, without limitation, billboard contracts, music service agreements, equipment leases and/or service contracts and pest control service agreements, easements, rights of way, reciprocal easement agreements and nondisturbance agreements, which RTM or a Buyer designated by RTM shall

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       assume so long as any such contract or agreement is cancelable by
       Seller (or RTM or such Buyer, after its assumption) without penalty, on a "no default" basis and upon not more than ninety
       (90) days notice. RTM or a Buyer designated by RTM may, but shall not be required to, assume any contract or agreement not so cancelable.

              (9) PERMITS AND LICENSES. All right, title and interest of Seller in and to all permits and licenses owned and held by Seller in connection with the operation of the Company Restaurants, to the extent that such permits and licenses are assignable.

              (10) VEHICLES. All right, title and interest of Seller in and to the Vehicles.

              (11) PETTY CASH. All right, title and interest of Seller in and to the amount of all petty cash on hand at the Company Restaurants as of 12:01 a.m. on the Effective Date (the "Petty Cash").

              (12) MISCELLANEOUS. To the extent they relate to the Company Restaurants, all training and operations manuals (and all rights therein, including copyrights); copies of personnel records, to the extent permissible by law; and, to the extent they relate to either or both the Company Restaurants and/or the Franchised Restaurants and are owned by Seller, non-exclusive (i.e. as to the franchisees or licensees under the Franchise Agreements, but otherwise exclusive) rights to the use and reproduction of television and radio commercial and advertising material, newspaper mats and other advertising material, menus and computer programs (including, without limitation, that certain computer program used to monitor "Famous Recipe" spice sales) including, without limitation, all copyrights therein owned by Seller; business forms and copies of historical accounting records; and non-exclusive (i.e. as to the franchisees or licensees under the Franchise Agreements, but otherwise exclusive) rights to the Trade Secret.

       B. ASSETS NOT BEING PURCHASED AND SOLD. No asset, property or item not specifically described above or in the Schedules attached hereto is being conveyed to RTM or a Buyer designated by RTM hereunder. Furthermore, RTM and Seller acknowledge and agree that the real property comprising the Company Restaurant located at 5821 Beach Boulevard, Jacksonville, Florida (Seller's unit # 5727) is subject to a right of first refusal to repurchase such Company Restaurant in favor of Seller's grantors. Notwithstanding any provision of this Agreement to the contrary, Seller and RTM or a Buyer designated by RTM shall enter into a New Lease with respect to Company Restaurant No. 5727 and this Agreement shall not be deemed to be a contract to sell the Real Property comprising such Company Restaurant; provided, however, that, in the event Seller and RTM or a Buyer designated by RTM

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obtain the consent of, and waiver of such right of first refusal to repurchase by, the holders thereof to a conveyance of such Company Restaurant pursuant to terms of this Agreement, RTM or a Buyer designated by RTM shall purchase such Company Restaurant on the terms and conditions set forth in this Agreement.

       C. TRANSFER OF PURCHASED ASSETS. On the Closing Date, but effective on the Effective Date, Seller shall transfer the Purchased Assets, free of all mortgages, liens and encumbrances other than Permitted Encumbrances, to RTM or a Buyer designated by RTM in the following manner:

              (1) TRANSFER OF OWNED RESTAURANTS AND IMPROVEMENTS. Seller shall (or, in the case of Company Restaurants held by Realco, shall cause Realco to) transfer the real property and improvements relating to the Owned Restaurants to RTM or a Buyer designated by RTM pursuant to special warranty deeds (i.e. a deed by a corporation containing warranties of title as against any claims of the grantor and of all persons or parties holding or claiming by, through or under the grantor) in recordable form, free of all mortgages, liens and encumbrances other than Permitted Encumbrances. Such instruments of transfer are referred to herein collectively as the "Deeds." Alternatively, if an Owned Restaurant is not conveyed but is leased pursuant to
       SECTION 11, Seller shall lease the real property and improvements relating to such Owned Restaurant to RTM or a Buyer designated by RTM pursuant to a New Lease.

              (2) TRANSFER OF LEASES. Seller shall transfer all right, title and interest in the Leases together with the improvements related thereto, to RTM or a Buyer designated by RTM pursuant to lease assignments in recordable form, free of all mortgages, liens and encumbrances other than Permitted Encumbrances; provided, however, that, with the mutual agreement of the parties, Seller may sublease all of its right, title and interest in a particular Leased Restaurant to RTM or a Buyer designated by RTM. Such instruments of transfer are referred to herein collectively as the "Lease Assignments."

              (3)    TRANSFER OF TRADEMARKS AND OF TRADE SECRET.
       Seller shall transfer the Trademarks to RTM or a Buyer designated by RTM, and Seller shall transfer the Trade Secret to RTM or a Buyer designated by RTM, including without limitation (as to both and/or as to the Purchased Assets generally) all of the goodwill of the business appurtenant thereto and the right to sue for past infringements or breaches of non-disclosure agreements, pursuant to assignments which, with respect to the Trademarks, shall be in suitable form for recordation with the United States Patent and Trademark Office. Such instruments of transfer are referred to herein as the "Trademark Assignments" and the "Trade Secret Assignments", respectively.

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              (4)    TRANSFER OF FRANCHISE AGREEMENTS.  Seller and
       Subsidiary shall transfer all of their respective right, title and interest in and to the Franchise Agreements and Subsidiary Franchise Agreements pursuant to general assignments. Such instruments of transfer are referred to herein as the "Franchise Assignments."

              (5) TRANSFER OF INVENTORIES. Seller shall transfer the Inventories to RTM or a Buyer designated by RTM pursuant to bills of sale, in form and substance reasonably satisfactory to the parties, free and clear of all mortgages, liens and encumbrances.

              (6) TRANSFER OF FF&E. To the extent not leased and transferred as an Assigned Contract, Seller shall transfer the FF&E and Office FF&E to RTM or a Buyer designated by RTM pursuant to bills of sale, in form and substance reasonably satisfactory to the parties, free and clear of all leases, mortgages, liens and encumbrances.

              (7) TRANSFER OF THE ASSIGNED CONTRACTS. Seller shall transfer the Assigned Contracts to RTM or a Buyer designated by RTM pursuant to Contract Assignments, free and clear of all mortgages, liens and encumbrances.

              (8) TRANSFER OF VEHICLES. Seller shall transfer all of Seller's right, title and interest in and to any and all owned Vehicles by bill of sale and endorsed certificate or registration of title documents (collectively, the "Vehicle Transfer Documents"), free and clear of all security interests, liens, claims or encumbrances.

              (9) TRANSFER OF OTHER PURCHASED ASSETS. Seller shall transfer the other Purchased Assets to RTM or a Buyer designated by RTM pursuant to General Assignments, free and clear of all mortgages, liens and encumbrances.

       D.     FORMS OF TRANSFER, ASSIGNMENT AND/OR CONVEYANCE
DOCUMENTS. The documents and/or instruments referred to in SECTION 2.C.(1) to 2.C.(9) above, and any and all other documents, instruments and/or agreements necessary hereunder or required to be executed by either or both of the parties hereto in order to consummate the transaction contemplated by and/or effectuate the intent of this Agreement, shall all be in form and substance reasonably satisfactory to the parties.


3.     PURCHASE PRICE

       A. PURCHASE PRICE FOR PURCHASED ASSETS. In addition to the assumption of Seller's obligations under the Assigned Contracts, the Franchise Agreements and the Leases by RTM or a Buyer designated by RTM, the purchase price to be paid by RTM

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or a Buyer designated by RTM to Seller for the Purchased Assets shall be the sum of the following (collectively, the "Purchase Price"), subject to adjustment as provided for elsewhere in this Agreement:

              (1) CASH PAYMENT. A payment of Twenty-Six Million Nine Hundred Eighty-Five Thousand Three Hundred Six and No/100 Dollars ($26,985,306.00) in cash (the "Cash Payment");

              (2) PROMISSORY NOTE: The Note, in the original principal amount of Four Million and No/100 Dollars
       ($4,000,000.00), which shall secured by a pledge of the Trademarks and the Franchise Agreements pursuant to the Security Agreement and, if executed and delivered by a Buyer designated by RTM, shall be guaranteed by RTM pursuant to the RTM Guaranty;

              (3) INVENTORY COST: A cash payment in the amount of the original cost of the Inventories;

              (4) CREDIT OR PAYMENT FOR PRORATIONS: An amount equal to the sum due Seller or minus the credit due RTM or a Buyer designated by RTM, as the case may be, as a result of the prorations to be made as of the Effective Date relating to the Company Restaurants in accordance with SECTION 5;

              (5) CREDIT FOR DEFERRED FRANCHISE FEES: A credit in an amount equal to the Deferred Franchise Fees; and

              (6)    PETTY CASH:  An amount equal to the Petty Cash.

              B.     MEANS OF PAYMENT.  RTM or a Buyer designated by
       RTM shall execute and deliver the Note to Seller and pay the Cash Payment to Seller by wire transfer of immediately available funds on the Closing Date. Within five (5) days after determination of the amount of any of the items in SECTIONS 3.A.(3)-(6) (but in no event later than sixty (60) days after the Closing Date), the net payment for such portion of the Purchase Price so determined and attributable shall be paid by wire transfer of immediately available funds by the appropriate party to the other .

       C. ALLOCATION. RTM and any Buyers designated by RTM and Seller, prior to Closing, shall allocate the portion of the Purchase Price payable pursuant to SECTION 3.A.(1). and SECTION 3.A.(2). in a manner mutually agreed between RTM and Seller based upon their joint determination, as of the Closing Date, of the fair market value of various portions of the Purchased Assets. Seller and RTM and a Buyer designated by RTM agree to cooperate as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement, including the filing of a mutually acceptable IRS Form 8594, Asset Acquisition Agreement under Section 1060 of the

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

Code, and to report consistently for tax purposes the transactions provided for in this Agreement as allocated in or pursuant to this Agreement. RTM and a Buyer designated by RTM agree to send to Seller a completed copy of its Form 8594 ("Asset Acquisition Statement under Section 1060") with respect to this transaction prior to filing such form with the Internal Revenue Service.


4.     ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES

       A. ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES BY RTM OR A BUYER DESIGNATED BY RTM. At the Closing, but effective on the Effective Date, upon and subject to the terms and conditions hereinafter set forth, RTM or a Buyer designated by RTM shall assume and agree to perform or discharge the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"):

              (1) ASSIGNED CONTRACTS. The obligations of Seller to be performed from and after the Effective Date under the Assigned Contracts for services performed or goods delivered on or after the Effective Date.

              (2) UTILITIES. The utility payments for the utilities serving the Company Restaurants accruing on and after the Effective Date.

              (3) DISCOUNT COUPONS. The obligations of Seller with respect to normal amounts of any usual and customary complimentary meals or gift certificates issued by Seller to the general public before the Effective Date.

              (4) LEASES. The obligations of Seller under the Leases which first accrue from and after the Effective Date.

              (5) FRANCHISE AGREEMENTS. The obligations of Seller and Subsidiary under the Franchise Agreements and Subsidiary Franchise Agreements, respectively, which first accrue from and after the Effective Date and the obligations of Seller under those certain guaranties of the Subsidiary Franchise Agreements as listed on SCHEDULE 2.A.(8) which first accrue from and after the Effective Date.

       B. NO OTHER LIABILITIES ASSUMED. With the exception of the Assumed Liabilities described above in SECTION 4.A. or as expressly provided in any other provision of this Agreement, neither RTM nor a Buyer designated by RTM shall assume hereunder, or be responsible or liable in any way or amount for or in respect of, any obligations, commitments, indebtedness or liabilities of Seller, Realco or Subsidiary of any kind or character whatsoever (including, without limitation, those obligations of Seller set forth on SCHEDULE 8.H. and/or SCHEDULE 8.V.(3)) (all such obligations, liabilities, commitments and obligations that are not being assumed by

RTM or a Buyer designated by RTM being collectively referred to herein as the "Excluded Liabilities"), including without limitation any liability for any acts, omissions, occurrences, conditions or events which first arose or accrued prior to the Effective Date (even if a claim or demand pertaining thereto is not asserted or made until or after the Effective
Date), for any Litigation involving Seller or Subsidiary, for any existing Asbestos or Hazardous Materials at any of the Company Restaurants, any liability to Seller's or Subsidiary's vendors or sellers of goods, merchandise, materials, foods or beverages, or any produce, product or thing included in Inventories (other than liabilities which first accrue from and after the Effective Date under or pursuant to the Assigned Contracts), and any liability for any sales, use, excise, income or other taxes attributable to the ownership, operation or management of the Company Restaurants prior to the Effective Date. Seller and/or Subsidiary is liable and responsible for, and shall be and remain liable and responsible for, any and all Excluded Liabilities, and neither RTM nor a Buyer designated by RTM shall have any liability or responsibility for the same.

5.     PRORATIONS

       The following items related to the Company Restaurants shall be prorated between Seller (or Realco, as applicable) and RTM or a Buyer designated by RTM as of 12:01 a.m. on the Effective Date:

       A.     UTILITIES.  Utilities relating to the Company
Restaurants, to the extent that the utilities have not been transferred to RTM or a Buyer designated by RTM as of the Effective Date. If and to the extent that any utilities have been so transferred, then Seller shall be and remain liable for the same as an Excluded Liability to the extent that they relate to the ownership, operation and/or management of the Company Restaurants prior to the Effective Date.

       B. REAL ESTATE TAXES. Real estate taxes and assessments relating to the Company Restaurants based upon the latest tax bill available (to be redetermined based upon actual bills as soon as actual bills are received).

       C. PERSONAL PROPERTY TAXES. Personal property taxes and assessments, if any, relating to the Purchased Assets based upon the latest tax bill available (to be redetermined based upon actual bills as soon as actual bills are received).

       D. RENT. Rents in arrears, prepaid rents and other charges in connection with the Company Restaurants or in respect of the Leases and the Assigned Contracts, including transferable equipment leases, agreements or contracts or permitted renewals or replacements thereof relating to the Company Restaurants. With respect to the Leases, RTM or a Buyer designated by RTM shall pay RTM's or such Buyer's share of the percentage rent due under the terms of the Leases, determined as provided below. RTM's or such Buyer's share of the percentage rent for the period of time commencing on the Effective Date to the end of the then current lease year (or lease quarter, if rent for a Lease is calculated and paid on a quarterly basis) under a Lease shall be calculated by multiplying the total percentage rents owed for such lease year (or lease quarter) based upon the gross sales generated by a Leased Restaurant by both Seller and RTM or such Buyer by a fraction, the numerator of which shall be RTM's or such Buyer's gross sales from the Leased Restaurant during such lease year (or lease quarter) and the denominator of which shall be the total gross sales of RTM or such Buyer and Seller from the Leased Restaurant during such lease year (or lease quarter). Calculation of RTM's or such Buyer's share of the percentage rent under a Lease shall be made by RTM or such Buyer and communicated to Seller promptly after the end of the lease year (or lease quarter) for a Lease and Seller or RTM or such Buyer, as the case may be, shall make the allocation payments due the other within ten (10) business days after such communication.

     In the event that all information necessary to make any one or more prorations is not available as of the Effective Date, no payment shall be made therefor at such time but, as soon as such information becomes available, the determination of the exact amount of proration shall be made and appropriate payments promptly rendered by Seller and/or RTM or such Buyer. To the extent any proration errors are discovered after the Effective Date, the parties agree to promptly make the appropriate payments necessary to correct such errors.


6.     INVENTORIES; ACCOUNTS RECEIVABLE

       A. After the close of business on the night before the Effective Date, representatives of Seller and representatives of RTM or a Buyer designated by RTM jointly shall conduct a physical inventory of the Inventories at the Company Restaurants to be transferred on such Effective Date.

       B. All receivables that are: (1) royalties due from a franchisee/licensee that accrue prior to the Effective Date or (2) accounts receivable for any goods or equipment shipped to a franchisee/licensee prior to the Effective Date shall be the property of Seller. Seller shall furnish a listing of these receivables existing as of the Effective Date as soon as practicable following the Closing. After the Closing, Seller shall have the duty to collect any receivables that are its property. In order to facilitate and expedite the collections of these sums by Seller, RTM agrees that, for a period of six (6) months following the Effective Date, either RTM or a Buyer designated by RTM, subject to the following two sentences, upon the request of Seller (after Seller has undertaken commercially reasonable collection efforts (not including litigation)), shall: (1) notify any franchisee/licensee who is delinquent in its accounts with Seller that such delinquency constitutes a default under the franchisee/licensee's Franchise Agreement and that a possible remedy is termination of that franchisee/licensee's Franchise Agreement(s); and (2) thereafter, terminate such Franchise Agreements if such default is not cured within the time period set forth in the applicable Franchise Agreement(s).
Seller shall not, and shall not have the ability to require RTM (or a Buyer designated by RTM) to, send a franchisee/licensee a notice that it is in default under a Franchise Agreement because of a delinquency in payment of its accounts receivable unless and until an Actionable Account Receivable has been outstanding in excess of fifty-six (56) days. Furthermore, Seller shall not, and shall not have the ability to require RTM (or a Buyer designated by RTM) to, terminate the Franchise Agreement of a franchisee/licensee because of a delinquency in payment of its accounts receivable unless and until an Actionable Account Receivable has been outstanding in excess of one hundred eleven (111) days. "Actionable Account Receivable" shall mean an account receivable that is not disputed in good faith attributable to a Franchised Restaurant that exceeds $1,000 or that is attributable to a franchisee/licensee that operates multiple Franchised Restaurants that exceeds $2,500 in the aggregate, in either case in the applicable aging category previously described. Neither RTM nor any Buyer designated by RTM shall take any action to impede Seller's collections of its accounts receivable nor will RTM or any Buyer designated by RTM give any franchisee/licensee any assurances with respect to actions that may be taken with respect to that franchisee/licensee's Franchise Agreement in the event its accounts receivable to Seller are not paid. If a franchisee/licensee's Franchise Agreement(s) are terminated because of an uncured default of its obligations thereunder to Seller, Neither RTM nor any Buyer designated by RTM shall grant a new franchise/license agreement to such franchisee/licensee until such time as the franchisee/licensee pays all amounts owed to Seller. Further, notwithstanding Seller's inability (as agreed to in the foregoing provisions) to send a notice of the franchisee/licensee's being in default of its Franchise Agreement(s), Seller shall not be prohibited from pursuing any other collection efforts for amounts owed, including litigation. In the event that RTM or any Buyer designated by RTM desires that the Franchise Agreement(s) of a franchisee/licensee that has been notified of a default in monies owed to Seller not be terminated, RTM or any Buyer designated by RTM, at its option, may apply fifty percent (50%) of the current payments then being received from such franchisee/licensee to amounts owed to Seller, in which event Seller shall have no right of termination with respect to such franchisee/licensee's Franchise Agreement(s) so long as such payments continue to be applied to Seller's outstanding receivables until they are paid in full. If so applied and a franchisee/licensee pays additional monies to Seller, Seller agrees to promptly remit such sums to RTM or any Buyer designated by RTM.


7.     TRANSFERS OR ISSUANCE OF LICENSES; HSR NOTIFICATION

       A. Promptly following the execution hereof, RTM or a Buyer designated by RTM shall, with Seller's reasonable assistance and cooperation, prepare and file with the appropriate licensing authorities applications for the issuance or transfer of all state and local permits and licenses required for RTM or such Buyer to operate the Company Restaurants that it is acquiring in the manner in which RTM or such Buyer intends to operate such Restaurants. Seller and RTM agree to use their best reasonable efforts to secure such transfers, or new permits and licenses, with respect to the Company Restaurants on or prior to the Effective Date. RTM and Seller each shall be responsible for and shall pay one-half the fees imposed by governmental entities in connection with the transfer of any permits or licenses, and RTM shall be responsible for the cost of any new permits or licenses relating to the Company Restaurants.

       B. Promptly following execution hereof, RTM shall prepare and file the premerger notification required by the Hart-Scott-Rodino Antitrust Improvement Act of 1977 (the "HSR Act") and pay any fees associated with such filing. Seller shall cooperate with RTM in preparing and filing such notification. Seller shall reimburse RTM for one-half of any filing fees (but not related legal and other costs of preparation) associated with such filing at the earlier of: (1) the Closing; or (2) if the Closing does not occur, within thirty (30) days after the Termination Date unless the failure of the Closing to occur resulted solely from the failure of RTM to satisfy its obligations hereunder or to satisfy the conditions set forth in Section 13.B.. Seller shall reimburse RTM for all of any filing fees (but not related legal and other costs of preparation) associated with such filing within thirty (30) days after the Termination Date if the Closing does not occur, if the failure of the Closing to occur resulted solely from the failure of Seller to satisfy its obligations hereunder or to satisfy the conditions set forth in SECTION 13.A..

8.     SELLER'S AND SUBSIDIARY'S REPRESENTATIONS AND WARRANTIES

        In order to induce RTM to enter into this Agreement and to induce RTM and a Buyer designated by RTM to consummate the transactions contemplated hereby, Seller and Subsidiary represent and warrant to RTM and each Buyer designated by RTM as follows:

       A.     GENERAL.  The statements contained in SECTION 8.B.
through SECTION 8.BB. are true and correct as of the date hereof and will, except where specific reference is made to the date of this Agreement or to another date, be true and correct in all material respects as of the Closing Date and as of the Effective Date.

       B. GOOD STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller is duly authorized to conduct business and is in good standing under the laws of the States of Alabama, Florida, Illinois, Kentucky and Missouri. Seller has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement and under all other agreements contemplated by this Agreement.

       C.     GOOD STANDING OF SUBSIDIARY AND REALCO.   Subsidiary is
a corporation duly organized, validly existing and in good standing under the laws of Canada and in good standing under the laws of the provinces of Alberta, British Columbia, Manitoba, Saskatchewan and Ontario. Realco is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Realco is duly authorized to conduct business and is in good standing under the laws of the States of Alabama, Illinois and Missouri. Both Subsidiary and Realco have all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their respective businesses as now being conducted.

       D. BOARD AND SHAREHOLDER AUTHORIZATION. Each of Seller, Realco and Subsidiary has received, or will have received as of the Closing Date, the approval of this Agreement and all other agreements contemplated by this Agreement from each of their respective boards of directors. The individuals executing this Agreement on behalf of and in the name of Seller and Subsidiary are duly authorized and empowered to so act. There is no requirement that the execution or performance of this Agreement be authorized or approved by Seller's shareholders.

       E. CONSENTS. Each of Seller, Realco and Subsidiary has received, or will have received as of the Closing Date, any and all consents to the transactions contemplated by this Agreement which are necessary or required, including without limitation those required of parties to the Assigned Contracts, the Leases, the Franchise Agreements, parties to restrictive covenants affecting the Company Restaurants or issuers of the permits and licenses to be transferred to Buyer (collectively, the "Required Consents"), and neither the execution or performance of this Agreement and all other agreements contemplated by this Agreement by Seller, Realco and Subsidiary nor the consummation of the transactions contemplated hereby will require the consent, approval or authorization of any other Person.

       F. LEGALITY AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Seller and Subsidiary and is the legal, valid and binding obligation of Seller and Subsidiary, respectively, enforceable against Seller and Subsidiary, as the case may be, in accordance with its terms, subject to applicable bankruptcy laws and judicial limitations on the availability of equitable remedies.

       G. OWNERSHIP OF REALCO AND SUBSIDIARY. Seller is the sole shareholder of each of Realco and Subsidiary, and will remain and continue to be such shareholder of both Subsidiary and Realco through the Closing Date and will not sell or otherwise transfer or assign any of its stock in either Subsidiary or Realco prior to the Closing Date.

       H. LITIGATION. Except as set forth on SCHEDULE 8.H., there is no pending, or, to either Seller's or Subsidiary's knowledge, threatened litigation relating to the Purchased Assets. Neither Seller, Realco nor Subsidiary is a party to any litigation, proceeding or controversy pending before any court or administrative agency, nor is Seller, Realco or Subsidiary in receipt of any inquiry, notice, citation, investigation or complaint from any governmental agency or department, which might materially adversely affect Seller's or Subsidiary's ability to perform their respective obligations under this Agreement, or cause or result in a material adverse change in any of the Company Restaurants or in the aggregate value of the Purchased Assets, nor does Seller or Subsidiary have knowledge of any occurrence or condition that might properly constitute a basis for such litigation or proceeding or such inquiry, notice, citation, investigation or complaint, and neither Seller, Realco nor Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any court or administrative agency which might materially adversely affect Seller's or Subsidiary's ability to perform their respective obligations hereunder (all of the matters discussed in this SECTION 8.H. being collectively referred to as "Litigation").

       I. FINANCIAL INFORMATION. Seller has delivered to RTM copies of the financial information listed on SCHEDULE 8.I. hereto (collectively, the "Seller Financial Information"). The Seller Financial Information is true and correct in all material respects, was prepared in the ordinary course of business consistent with the internal accounting practices of Seller and/or of Subsidiary, consistently applied, and accurately presents, for the periods indicated, the information presented therein. There will not be any materially adverse difference between: (i) the financial condition of Seller as of the Effective Date; and (ii) the financial condition of Seller, as reflected in the Seller Financial Information.

       J. NO DEFAULT. Neither the execution, delivery nor performance of this Agreement or the other agreements contemplated herein in accordance with their respective terms, does or will, after the giving of notice, the lapse of time or otherwise:

              (1) conflict with, result in a breach of, or constitute a default under, in a manner which would materially adversely affect the Purchased Assets, the charter or bylaws of Seller, Realco and/or Subsidiary, or any contract or any agreement to which Seller, Realco and/or Subsidiary is a party or by which Seller, Realco and/or Subsidiary, or the Purchased Assets, are bound after giving effect to the Required Consents referred to in SECTION 8.E. (including without limitation, the Assigned Contracts, the Franchise Agreements, the Leases, the Chattel Mortgages and the Real Estate Mortgages), or any federal (i.e. U.S. or Canada), provincial, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process;

              (2) result in the creation of any lien, encumbrance, claim or security interest upon or in any of the Purchased
       Assets; or

              (3) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform any contract (including, without limitation, the Assigned Contracts, the Franchise Agreements and the Leases after giving effect to the Required Consents referred to in SECTION 8.E.), agreement, arrangement, commitment or plan pertaining to the Purchased Assets or the Company Restaurants to which Seller, Realco and/or Subsidiary is a party.

       K. NO RESTRICTIONS. Neither Subsidiary, Realco nor Seller is party to, subject to or bound by any agreement, judgment, order, writ, injunction or decree of any court or governmental body that could prevent the consummation of the transactions contemplated herein. No applicable federal (i.e. U.S. or Canada), provincial, state or local law or ordinance prevents or prohibits the consummation of the transactions contemplated herein or the continued operation of the Company Restaurants (or to the knowledge of Seller, the Franchised Restaurants) under the "Lee's Famous Recipe" concept or necessitates any filing or the taking of any action by either or both of Subsidiary and/or Seller other than actions that have been or that will be taken prior to the Closing Date or the Effective Date, as contemplated herein.

       L. NO MISSTATEMENTS, ETC. Neither this Agreement, the Exhibits or Schedules attached hereto, nor any of the factual information referenced in this Agreement that was provided or produced by Seller or Subsidiary, when read together, contains any misstatement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

       M. MORTGAGES. Except for the real estate mortgages listed on SCHEDULE 8.M.1. (the "Real Estate Mortgages") and the equipment leases, equipment financing or chattel mortgages listed on SCHEDULE 8.M.2. (the "Chattel Mortgages"), there are no mortgages, security interests or other liens affecting the Purchased Assets or the Company Restaurants. Seller has not received any notice of default, nor are there any defaults, or events which, but for the passage of time or the giving of notice, would constitute defaults, under the Real Estate Mortgages or Chattel Mortgages. All payments of principal, interest and other payments as are required to be made by Seller as of the date hereof relating to such Real Estate Mortgages and Chattel Mortgages have been made and shall be made as of the Effective Date, and, as of the Effective Date, Seller shall at its sole cost and expense satisfy, discharge and remove of record all such Real Estate Mortgages and all such Chattel Mortgages.

       N. CHANGES, DAMAGES, AND DISPUTES. Since April 1, 1995, there has not been any damage or destruction, whether or not covered by insurance, materially adversely affecting any one or more of the Company Restaurants or the use, operation or business of any one or more of the Company Restaurants.

       O.     ASSIGNMENTS OR TRANSFERS.  Except as disclosed on
SCHEDULE 8.O., since April 1, 1995, neither Seller nor Realco has:

              (1) Removed from the premises occupied by any of the Company Restaurants any assets of the type which would be Purchased Assets other than Inventories sold in the ordinary course of business, and immaterial assets disposed of in the ordinary course of business; or

              (2) Operated any of the Company Restaurants except in the usual, regular and ordinary manner or made any material change in the manner of conducting its business at any of the Company Restaurants, suffered any extraordinary loss with respect to any of the Company Restaurants, or waived or released any rights of a substantial character with respect to the Company Restaurants.

       P. TAX MATTERS. Except as described on SCHEDULE 8.P., each of Seller, Realco and Subsidiary timely has filed or received extensions with respect to all Tax Returns required to be filed by Seller, Realco and Subsidiary, respectively, relating, in whole or in part, to the Company Restaurants, the Purchased Assets and/or the Restaurant Employees, and each of Seller, Realco and Subsidiary has paid all Taxes required, in whole or in part, to be paid in respect of the Company Restaurants, the Purchased Assets and/or the Restaurant Employees. Neither Seller, Realco nor Subsidiary is a party to any pending action or proceeding nor is there any threatened action or proceeding for assessment or collection of Taxes against Seller, Realco or Subsidiary relating, in whole or in part, to any of the Company Restaurants, the Purchased Assets or the Restaurant Employees, and no claims for assessment or collection of such Taxes have been asserted against Seller, Realco or Subsidiary. From and after the Effective Date, each of Seller, Realco and Subsidiary, respectively, shall file any and all Tax Returns, and shall each pay any and all such Taxes, with respect to, in whole or in part, the ownership, operation or management of the Company Restaurants and/or the Purchased Assets, and/or pertaining to the Restaurant Employees, and in either case attributable to periods of time prior to the Effective Date. All such Taxes of Seller, Realco or Subsidiary as described in or contemplated by this SECTION 8.P. are Excluded Liabilities under this Agreement.

       Q. TITLE. Seller (or Realco or Subsidiary, as applicable) has good and valid title to, and is the sole owner of, all of the Purchased Assets to be sold, transferred and assigned by Seller to Buyer hereunder. On the Effective Date, good, valid and marketable title to such Purchased Assets shall, as applicable, be sold, conveyed, assigned, transferred and leased to Buyer, free and clear of any and all liens, claims, demands or encumbrances of any kind or nature (except such Permitted Encumbrances as are specifically applicable to each Purchased Asset), and free and clear of all Excluded Liabilities under this Agreement.

       R.     TRADEMARK AND TRADE SECRET MATTERS.

              (1) Seller has good and valid title to, and is the sole owner of, the Trademarks in the respective jurisdictions set forth on SCHEDULE 1.D. for goods and services with which the Trademarks are used and the registrations thereof are valid and subsisting and in full force and effect. Seller is not aware of:
       (a) any proceedings to cancel any of the Trademarks; (b) any allegation that any of the Trademarks infringes upon the rights of another; or (c) any existing infringement of the Trademarks.

              (2) From their respective date of registrations, Seller has used and, through the Effective Date, Seller (either itself or through its licensees) will continue to use the Trademarks on each and every trademark class of goods and/or services applicable to its operations in order to maintain the Trademarks in full force and effect free from any claim of abandonment for nonuse, and Seller will not (and will not permit Subsidiary or any licensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalid.

              (3) Through the Effective Date, Seller will take all necessary steps in any proceeding before the United States Patent and Trademark Office to maintain each application and registration of the Trademarks, including, without limitation, filing of renewals, extensions, affidavits of use and incontestability, and opposition, interference and cancellation proceedings. Through the Effective Date, Seller shall notify RTM promptly in writing if any application or registration relating to any Trademark is contested or opposed, or is or may become abandoned or dedicated or subject to an adverse final determination in any proceeding in the United States Patent and Trademark Office or any court regarding Seller's ownership of any Trademark, its right to register same, or to keep or maintain the validity of same.

              (4) Seller has maintained the confidentiality of the Trade Secret and has not disclosed the Trade Secret directly or indirectly to any third party, except to those Persons set forth on SCHEDULE 1.F..

       S.     FRANCHISE MATTERS.

              (1) The Franchise Agreements are in full force and effect and enforceable against the franchisees/licensees thereunder in accordance with their terms, subject only to the applicable bankruptcy laws and judicial limitations on availability of equitable remedies. The consent of the franchisees/licensees is not required for execution, performance and effectiveness of the Franchise Assignments relating to the Franchise Agreements. Except as disclosed on SCHEDULE 8.S.(1),
       (i) to the knowledge of

       Seller, all royalties and other sums due and owing have been paid in full as of the date hereof and will be paid in full as of the Effective Date, (ii) Seller has not given or received notice under any Franchise Agreement of any existing default or event of default, (iii) to the knowledge of Seller, there is no event which, with notice or lapse of time, or both, either would constitute a default of Seller, and in respect of which Seller has not taken adequate steps to prevent a default from occurring, or, to the knowledge of Seller, would constitute a default by a franchisee/licensee thereunder, (iv) to the knowledge of Seller, there is no pending or threatened bankruptcy relating to a franchisee/licensee under any of the Franchise Agreements, (v) neither Seller nor, to the knowledge of Seller, any franchisee/licensee under the Franchise Agreements, have commenced any action or given or received any notice for the purpose of terminating any Franchise Agreement, and (vi) there are no offsets, defenses or abatements to the payment of the royalties or other sums payable under any Franchise Agreement.

              (2) The Subsidiary Franchise Agreements are in full force and effect and enforceable against the franchisees/licensees thereunder in accordance with their terms, subject only to the applicable bankruptcy laws and judicial limitations on availability of equitable remedies. The consent of the franchisee/licensees is not required for execution, performance and effectiveness of the Franchise Assignments relating to the Subsidiary Franchise Agreements. Except as disclosed on SCHEDULE 8.S.(2), (i) to the knowledge of Seller all royalties and other sums due and owing under the Subsidiary Franchise Agreements have been paid in full as of the date hereof and will be paid in full as of the Effective Date, (ii) neither Subsidiary nor Seller has given or received notice under any Subsidiary Franchise Agreement of any existing default or event of default, (iii) to the knowledge of Seller there is no event which, with notice or lapse of time, or both, either would constitute a default of Subsidiary under any Subsidiary Franchise Agreement, and in respect of which Subsidiary has not taken adequate steps to prevent a default from occurring, or, to the knowledge of Seller, would constitute a default by a franchisee/licensee thereunder, (iv) to the knowledge of Seller there is no pending or threatened bankruptcy relating to a franchisee/licensee under any Subsidiary Franchise Agreement, (v) neither Subsidiary nor, to the knowledge of Seller, any franchisee/licensee under the Subsidiary Franchise Agreements, have commenced any action or given or received any notice for the purpose of terminating any Subsidiary Franchise Agreement, and
       (vi) there are no offsets, defenses or abatements to the payment of the royalties or other sums payable under any Subsidiary Franchise Agreement.

              (3) SCHEDULE 8.S.(3) contains a list of all states where Seller has registered to sell "Lee's Famous Recipe" franchises, constituting each jurisdiction within the United States where such registration presently is required. The effective dates of said registrations are set forth on SCHEDULE 8.S.(3).

              (4) SCHEDULE 8.S.(4) contains a list of all provinces within Canada where Subsidiary has registered to sell "Lee's Famous Recipe" franchises, constituting each jurisdiction within Canada where such registration presently is required. The effective dates of said registrations are set forth on SCHEDULE 8.S.(4).

              (5)    All franchisees/licensees of Seller and
       Subsidiary have been supplied with all disclosures required by applicable law, including without limitation, all rules and regulations of the Federal Trade Commission. Such disclosures complied, in all material respects, with applicable law. Seller has delivered to RTM a true and correct copy of Seller's current Uniform Franchise Offering Circular used by Seller in each state within the United States in which registration of the sale of franchisee is not required.

              (6) Except as described on SCHEDULE 8.S.(6), neither Seller nor Subsidiary has any agreement with any Person giving any Person the right to receive commissions for the sale of franchises for "Lee's Famous Recipe" restaurants nor does any Person have any claim to any portion of the royalties payable under the Franchise Agreements. Any obligations under these agreements shall be Excluded Liabilities under this Agreement.

              (7) For purposes of SECTIONS 8.S.(1) and (2) above, the phrase "to the knowledge of Seller" means and refers to the best knowledge, information and belief of Seller, having made diligent inquiry.

       T. LEASES IN FORCE. The Leases are in full force and effect and enforceable against the lessors thereunder in accordance with their terms, subject only to applicable bankruptcy laws and judicial limitations on the availability of equitable remedies. Except for the necessity of obtaining the lessors' consents to the Lease Assignments, and, if applicable, the consents of any holders of any real estate mortgages of such lessors, (i) all rents, additional rents, taxes, installments of assessments and other sums due and owing with respect to the Leased Restaurants, and the real property located thereunder and under the Leases have been paid in full as of the date hereof and will be paid in full as of the Effective Date, (ii) Seller has not received notice under any Lease of any existing default, (iii) there is no event which, with notice or lapse of time, or both, either would constitute a default of Seller, and with respect to which Seller has not taken adequate steps to prevent a default from occurring, or which, to the knowledge of Seller, would constitute a default by a lessor thereunder, (iv) to the knowledge of Seller, there is no pending or threatened bankruptcy relating to a lessor or sublessor under any of the Leases, (v) neither Seller nor, to the knowledge of Seller, any lessors under the Leases have commenced any action or given or received any notice for the purpose of terminating any Lease, and (vi) there are no offsets, defenses or abatements to the payment of the rents, additional rents or other sums payable under any Lease, and there are no claims or counterclaims against the lessors thereunder. Seller shall promptly request, and shall use its best reasonable efforts to procure on or before the Closing Date, an estoppel certificate or estoppel letter from the lessor of each Lease being assigned by Seller to Buyer. The form of such estoppel certificate or letter to be requested by Seller shall be mutually agreed upon by Seller and RTM. RTM shall assist and cooperate with Seller in requesting and procuring such estoppel certificates or consents, to the extent that it is reasonably necessary for RTM to do so.

       U. CONFORMANCE TO LAW. Seller, Realco and Subsidiary are in compliance in all material respects with, and neither Subsidiary, Realco nor Seller has received any notice or claim from any governmental authority to the effect that Seller, any of the Company Restaurants, Realco or Subsidiary, are in violation of any applicable law, ordinance, regulation, order, codes or requirement relating to the ownership, use or operation of any of the Company Restaurants, or to any of the Purchased Assets which would materially interfere with the business operations presently conducted by Seller at any of the Company Restaurants.

       V.     LABOR MATTERS.

              (1) LABOR AGREEMENTS; RETIREMENT; VACATION AND SICK PAY. Seller is not assigning or otherwise conveying to RTM or a Buyer designated by RTM, and RTM or such Buyer is not assuming, any of the following, each of which is an Excluded Liability under this Agreement: (i) an agreement for the employment of any Restaurant Employees, (ii) a collective bargaining agreement or other agreement with any labor organization covering any Restaurant Employees, or (iii) any Benefit Plans. Seller shall discharge its obligations to the Restaurant Employees for vacation or sick leave that has been earned as of, or is attributable to any periods prior to, the Effective Date, or for
       (iv) any liability of Seller with respect to a claimed failure to comply with the Immigration Reform and Control Act prior to the Effective Date.

              (2) UNION; LABOR; WORK STOPPAGES. Seller is not a party to any collective bargaining agreement or any other contract, written or oral, with any trade or labor union, employees' association or similar organization with respect to the Company Restaurants or any Restaurant Employees. There are no strikes, work stoppages, picketing or the like in process or, to the knowledge of Seller, threatened with respect to any of the Company Restaurants. During the two years preceding the date of this Agreement, there have not been any strikes, significant labor disputes, work stoppages or other events related to working conditions materially adversely affecting any one or more of the Company Restaurants or business of any of the Company Restaurants, and during the two years preceding the date of this Agreement, there has not been a union which is the recognized bargaining agent for the Restaurant Employees of any one or more of the Company Restaurants, nor, to Seller's knowledge, has there been any union campaign or other activity or effort to organize or cause the recognition of a union as the bargaining agent of any Company Restaurant.

              (3)    BENEFIT PLAN MATTERS.

                     (a)   SCHEDULE 8.V.(3) sets forth a true and
       complete list of each Benefit Plan and, except as disclosed on such Schedule, there are no other Benefit Plans pursuant to which any Restaurant Employee is entitled to any benefits or for which Seller has any obligation to any Restaurant Employee. Except as otherwise agreed by RTM or a Buyer designated by RTM, RTM or such Buyer shall not, as a result of the transactions contemplated by this Agreement, become obligated under or liable with respect to any Benefit Plan.

                     (b)   No member of the Controlled Group
       maintains or contributes to, is required to maintain or contribute to, or, since January 1, 1989, has maintained or contributed to, a "multiemployer plan" (as defined by Section 4001(a)(3) of ERISA).

                     (c)   No member of the Controlled Group has
       ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA.

              (4) COBRA. Each member of the Controlled Group, each Benefit Plan and each Benefit Plan "sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of COBRA. Seller is providing and will continue to provide any "continuation coverage" as described in COBRA to and will continue to comply with all of the requirements of COBRA with respect to, Restaurant Employees who have or may become entitled as a result of a qualifying event which occurs or occurred on or prior to the Effective Date, including a loss of coverage resulting from the transactions contemplated in this Agreement.

              (5) WARN. If required, Seller will provide any notification required by the Worker Adjustment and Retraining Notification Act as a result of the transactions contemplated in this Agreement.

       W. LICENSES AND PERMITS. Seller possesses all occupation and other licenses and permits required for the operation of the Company Restaurants, as presently being operated by Seller. Seller is in compliance in all material respects with the requirements of such permits and licenses and all of such licenses and permits are in good standing and no proceeding for the suspension or revocation of any of them is pending or, to the knowledge of Seller, threatened by any governmental authority.

        X. BROKERS. With the exception of the assistance of Salomon Brothers Inc, which was engaged by Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by Seller with RTM without the intervention of any broker or other Person so as to afford a basis for any claim for brokerage or other commissions or fees made by any brokers engaged by Seller. Seller shall, at its sole cost and expense, pay any and all fees or other payments owed to Salomon Brothers Inc, as an Excluded Liability under this Agreement.

       Y .    HAZARDOUS MATERIALS; ASBESTOS.

              (1) Except as set forth on SCHEDULE 8.Y., at all times during Seller's use and occupancy of the Company Restaurants through and including the date of this Agreement: (a) Seller has not, and to Seller's knowledge, no other Person has used, stored, released or disposed of Hazardous Materials on or at the real property on which any of the Company Restaurants are located (the "Real Property" (which term shall include the building and improvements thereon)), except in compliance with all applicable federal, state and local laws, ordinances, rules and regulations in connection with Seller's use and occupancy of each of the Company Restaurants and the Real Property and, to the knowledge of Seller, there has been no release of Hazardous Materials on to or affecting the Real Property from elsewhere,
       (b) Seller has complied in all material respects with all applicable federal, state and local environmental laws, ordinances, rules and regulations; and (c) Seller has not received any notice or advice from any governmental agency or any source whatsoever with respect to Hazardous Materials on, from or affecting the Real Property. Seller covenants to RTM that, as of the date of this Agreement and until the Effective Date, neither Seller nor any occupants of the Real Property shall use, transport, store, release, dispose of or in any manner deal with Hazardous Materials on the Real Property except in compliance with all applicable federal, state and local environmental laws, ordinances, rules and regulations. Seller covenants to RTM that, through and including the Effective Date, Seller shall keep the Real Property free and clear of any liens imposed pursuant to such laws, ordinances, rules or regulations. In the event that Seller receives any notice or advice from any governmental agency or any source whatsoever with respect to Hazardous Materials, on, from or affecting the Real Property (even if from elsewhere), Seller shall immediately notify RTM.

              (2) Seller represents and warrants to RTM that, to the knowledge of Seller, there is no asbestos or material containing asbestos ("Asbestos") on the

       Real Property. Seller covenants to RTM that, until the Effective Date, the Real Property shall be kept free of Asbestos, and Seller shall not install, or permit to be installed, Asbestos on the Real Property. Seller covenants to RTM that Seller shall comply, and ensure compliance by all occupants of the Real Property, with all applicable federal, state and local laws, ordinances, rules and regulations with respect to Asbestos, and shall keep the Real Property free and clear of any liens imposed pursuant to such laws, ordinances, rules or regulations. In the event that Seller receives any notice or advice from any governmental agency or any source whatsoever with respect to Asbestos on which on, affecting or installed on the Real Property (even if from elsewhere), Seller shall immediately notify RTM. Seller agrees to reimburse RTM or a Buyer of a Company Restaurant designated by RTM for any costs and expenses (in an amount not to exceed $5,000.00 for each such Company Restaurant) incurred by Buyer within three (3) year after the Closing Date in connection with the removal or disposal of Asbestos from such Company Restaurant.

              (3)    Except as set forth on SCHEDULE 8.Y., the Real
       Property is in compliance in all material respects with, and Seller has not received any notice or advice from any governmental agency or any source whatsoever that the Real
       Property is in material violation of any federal, state and local Environmental Laws. For purposes of this Agreement,
       "Environmental Laws" include but are not limited to the Comprehensive Environmental Response, Compensation and Liability
       Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Resource Conservation and Recovery
       Act ("RCRA"), 42 U.S.C. Section 6901, et seq., and all other federal, state or local environmental statutes, ordinances, rules and regulations including but not limited to those relating to emissions, discharges, or releases of pollutants, contaminants, chemicals, including any Hazardous Materials or waste, into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, disposal, transportation or handling of pollutants, chemicals, contaminants or industrial, toxic substances, Hazardous Materials or wastes.

              (4) Except as set forth on SCHEDULE 8.Y., to the knowledge of Seller: (a) there currently are no above ground or underground storage tanks on the Real Property; and (b) no above ground or underground storage tanks formerly located on the Real Property or at any time located elsewhere have discharged or released any Hazardous Materials onto or in the Real Property.

              (5) Except as set forth on SCHEDULE 8.Y., there are no agreements between the Seller and any governmental body or agency (federal, state or local) or any private entity concerning the Environmental Laws or relating in any way to the presence, spill, discharge, release, threat of release, storage, treatment or disposal of any Hazardous
       Materials.

              (6) Seller has delivered to RTM or shall, on or before July 27, 1995, deliver to RTM, copies of all reports or tests with respect to the compliance of the Real Property with the Environmental Laws and/or the presence of any Hazardous Materials on the Real Property that were (a) prepared for Seller; or (b) prepared for other parties and are in the possession of Seller and, to the knowledge of Seller, all such reports and tests contain no material misstatements or omissions.

              (7) Except as set forth on SCHEDULE 8.Y., to the knowledge of Seller, neither Seller nor the Real Property is subject to any liability or obligation as a result of (a) the environmental conditions on or under the Real Property (whether originating on the Real Property or from any other property); or
       (b) the past or present use, management, transportation, treatment, generation, storage, disposal or release of Hazardous Materials on, at or from the Real Property.

        Z. FIRPTA. The sale of the Company Restaurants by Seller and/or Realco constitutes a transfer of a "U.S. Real Property Interest" as that term in defined in the Foreign Investments Real Property Tax Act of 1980, as amended ("FIRPTA"), and at Closing Seller and/or Realco each shall provide to RTM or a Buyer designated by RTM a FIRPTA certificate so that RTM or such Buyer will have no duty under such Act to collect withholding taxes for Seller and/or Realco. Neither Seller nor Realco is a "Foreign Person" for the purposes of FIRPTA or the Federal Deficit
Reduction Act of 1984, as amended ("FDRA").   Seller is, and shall be and
remain, liable and responsible for any and all sums or amounts owed under FIRPTA and/or FDRA as a result of the consummation of the transaction contemplated by this Agreement, as Excluded Liabilities hereunder.

       AA.    ZONING.  Seller has no knowledge that any of the Company
Restaurants is not properly zoned for its present use or that the buildings or other improvements which are a part of the Company
Restaurants, nor their use or manner of use thereof as Company
Restaurants, violates or is in non-compliance with any applicable zoning laws.

       BB.    ASSETS.  At the Closing, the Inventories at each Company
Restaurant will be adequate for the operation of such Company Restaurant and shall be at usual and customary levels in accordance with past practice. At the Closing, the FF&E at each Company Restaurant will be adequate for the operation of such Company Restaurant, and such FF&E will be in good operating condition, normal wear and tear excepted. Subsidiary has no material assets related to the "Lee's Famous Recipe" System with the exception of the Subsidiary Franchise Agreements and the two Trademarks noted on SCHEDULE 1.E..


9.     BUYER'S REPRESENTATIONS AND WARRANTIES

       In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereby, RTM represents and warrants to Seller as follows:

              GENERAL.  The statements contained in SECTIONS 9.B.
through 9.L. are true, and correct and will, except where specific reference is made to the date of this Agreement or to another date, be true, and correct in all material respects as of the Closing Date and as of the Effective Date.

       B. GOOD STANDING. RTM is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. RTM has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as now being conducted and to enter into and perform its obligations under this Agreement and under all other agreements contemplated by this Agreement. Each Buyer designated by RTM (other than Investor) shall be a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and each state in which any of the Purchased Assets to be purchased by such Buyer are located. Each Buyer designated by RTM (other than Investor) shall have all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as now being conducted and to enter into and perform the obligations of a Buyer under this Agreement and under all other agreements contemplated by this Agreement with respect to the Purchased Assets to be purchased by such Buyer.

       C. BOARD AND SHAREHOLDER AUTHORIZATION. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by the Board of Directors of RTM. The individuals executing this Agreement and all other agreements contemplated by this Agreement on behalf of and in the name of RTM are duly authorized and empowered to so act. There is no requirement that the execution or performance of this Agreement be authorized or approved by RTM's shareholders.

       D. CONSENTS. RTM and each Buyer designated by RTM has, or will have as of the Closing Date, all consents of Persons required for the execution and performance of this Agreement by RTM and such Buyer, and all other agreements contemplated by this Agreement, and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other Person or public authority.

       E. LEGALITY AND ENFORCEABILITY. This Agreement has been duly executed and delivered by RTM and is the legal, valid and binding obligation of RTM enforceable against RTM in accordance with its terms, subject to applicable bankruptcy laws and judicial limitations on the availability of equitable remedies.

       F. LITIGATION. RTM is not a party to any litigation, proceeding or controversy pending before any court or administrative agency, nor is RTM in receipt of any inquiry, notice, citation, investigation or complaint from any governmental agency or department, which might materially adversely affect either RTM's abilities to perform its obligations under this Agreement or any other agreements contemplated by this Agreement, nor does RTM know or have reasonable grounds to know of any occurrence or condition that might adversely affect RTM's abilities to perform its obligations under this Agreement or any other agreements contemplated by this Agreement, nor does RTM know or have reasonable grounds to know of any occurrence or condition that might properly constitute a basis for such litigation, proceeding or controversy or such inquiry, notice, citation, investigation or complaint.

       G.     NO DEFAULT.   Neither the execution, delivery nor
performance of this Agreement or the other agreements contemplated herein in accordance with their respective terms, does or will, after the giving of notice, the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under the charter or bylaws of RTM or any contract or any agreement to which RTM is a party (except those for which consent has been or will be obtained) or by which RTM is bound, or any federal or state law, statute, ordinance, rule or regulation, or any court or administrative order or process.

       H.     NO RESTRICTIONS.   RTM is not a party to, subject to or
bound by any agreement, judgment, order, writ, injunction or decree of any court or governmental body which could prevent the consummation of the transactions contemplated herein. No applicable federal, state or local law or ordinance prevents or prohibits the consummation of the transactions contemplated herein or necessitates any filing or the taking of any action by RTM other than actions that have been or that will be taken prior to the Closing Date or the Effective Date, as contemplated herein.

       I. NO MISSTATEMENTS, ETC.. Neither this Agreement, the Exhibits or Schedules attached hereto, nor any of the factual information referenced in this Agreement that was provided or produced by RTM, when read together, contains any misstatement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

       J. NO BROKER. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by RTM with Seller without the intervention of any broker or other person engaged by RTM so as to afford a basis for any claim for brokerage or other commissions or fees relative to this

Agreement or the transactions contemplated hereby. RTM agrees to bear sole responsibility for any claims for brokerage or other commissions or fees made by brokers engaged by RTM or a Buyer designated by RTM.

       K. FINANCIAL STATEMENTS. RTM has delivered to Seller copies of the financial information as listed on SCHEDULE 9.K. hereto (collectively, the "RTM Financial Information"), which is incorporated herein by reference. The RTM Financial Information, including any notes thereto, have been prepared in accordance with generally accepted accounting principles and practices consistently followed throughout the periods indicated, and present fairly as of such date the financial condition and assets and liabilities of RTM, and the results of operations of RTM, to the extent presented for the periods indicated. There will not be any materially adverse difference between: (i) the financial condition of RTM as of the Effective Date; and (ii) the financial condition of RTM, as reflected in the RTM Financial Information.

       L. SOLVENCY. RTM is solvent as of the date of execution of this Agreement and is generally paying its debts as they become due.


10.    COVENANTS OF SELLER

       Seller covenants and agrees with respect to the Company
Restaurants that, during the period from the date hereof to the Effective Date, and, as specified below in SECTION 10.D., from and after the Effective Date, Seller will:

       A. OPERATE IN REGULAR MANNER. Operate each of the Company Restaurants only in the usual, regular and ordinary manner and use reasonable efforts (without entering into any written employment agreements) to preserve intact its present business organization at the restaurant level directly connected with the operations of the Company Restaurants and not remove from the premises occupied by any of the Company Restaurants any assets of a type which would be Purchased Assets other than Inventories sold in the ordinary course of business; and replenish and maintain Inventories at regular or normal intervals in accordance with its past practice through the Effective Date.

       B. MAINTENANCE OF PROPERTY. Maintain the Purchased Assets (except Inventories, which may be used and replenished by Seller in accordance with SECTION 10.A. above) in their current condition of repair, ordinary wear and tear excepted.

       C. BOOKS AND RECORDS. Maintain the books of account and records relating to the operations of the Company Restaurants in the usual, regular and ordinary manner on a basis consistent with past practices.

       D. TAXES AND ASSESSMENTS. Pay when due and payable all Taxes and assessments relating to the operation of the Company Restaurants by Seller on or before such Effective Date and file all Tax Returns relating to such Taxes and assessments whether such returns are required to be filed before or after the Effective Date.

       E. INSPECTION. Permit the representatives of RTM, including engineers, architects and construction personnel, to inspect any of the Company Restaurants and to inspect Seller's business records with respect to any of the Company Restaurants or the Franchised Restaurants upon reasonable notice and at any and all reasonable times during ordinary business hours of Seller so long as the same does not materially or unreasonably disrupt Seller's operation of the Company Restaurants.

       F. RETENTION OF ASSETS. Not sell, assign, lease, convey, encumber or otherwise dispose of or remove (without replacing) any assets of a type which would be Purchased Assets (except Inventories, which may be used and replenished by Seller in accordance with SECTION 10.A. above) owned or used by it in connection with the operations of any of the Company Restaurants other than with the prior written consent of RTM; not engage in any activity or transaction in connection with any of the Company Restaurants other than in the usual and ordinary course of business or with the prior written consent of RTM.

       G. NO AMENDMENTS; NEW AGREEMENTS. Except in the ordinary course of business, not modify, amend or terminate any of the Assigned Contracts, the Leases or the permits or licenses being assigned to and assumed by RTM or a Buyer designated by RTM pursuant to this Agreement, nor enter into any new agreements or contracts regarding any of the Company Restaurants or Purchased Assets with terms beyond the Effective Date which cannot be cancelled on not more than thirty (30) days' notice without penalty by RTM or such Buyer, without the prior written consent of RTM or such Buyer.

       H. NO TAX SETTLEMENTS. Not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate or personal property taxes assessed against any Purchased Assets for any fiscal period in which the Effective Date is to occur or any subsequent fiscal period, without the prior written consent of RTM.

       I. NOTICE OF CERTAIN EVENTS. Notify RTM in writing as soon as possible upon Seller's receipt of any notices from any Persons or governmental authorities pertaining to alleged illegal activities or conditions at any of the Company Restaurants, and breach or alleged or threatened breach of any Assigned Contract, Lease and/or Franchise Agreement, or any other material adverse developments relating to any of the Company Restaurants.

       J.     FRANCHISE MATTERS.  After the date of this Agreement,
Seller shall not enter into any new Franchise Agreement, nor modify, amend or terminate (except in response to an uncured default pursuant to SECTION 6.B.) any existing Franchise Agreement, and shall cause Subsidiary not to enter into any new Subsidiary Franchise Agreement or modify, amend or terminate (except in response to an uncured default pursuant to SECTION 6.B.) any existing Subsidiary Franchise Agreement, unless (a) the prior written consent of RTM is first had and obtained and (b) the prospective franchisee is advised of the existence of this Agreement and the pending sale of the Purchased Assets. From the date of this Agreement to the Closing Date, Seller agrees that it will provide, on a timely basis, all disclosure information required to be given to prospective franchisees pursuant to the rules and regulations of the Federal Trade Commission and applicable state franchise or similar laws. From the date of this Agreement to the Closing Date, Seller shall file and diligently pursue all required annual franchise renewals and take all other actions necessary to maintain the effectiveness of any franchise filing which is required for the offering of franchises in a particular state. For so long as the Uniform Franchise Offering Circular Guidelines (as the same may be amended from time to time) require RTM or a Buyer designated by RTM to provide to prospective franchisees after the Closing Date information regarding Seller (i.e., as a "predecessor" franchisor), Seller agrees to cooperate with RTM or such Buyer and to promptly provide such information to RTM or such Buyer (with RTM or such Buyer to pay any out-of-pocket costs (except counsel fees) incurred by Seller in providing such information) following Seller's receipt of a written request for the same from RTM or such Buyer.

       K. INTERIM OPERATING RESULTS. Supply to RTM through the Closing Date or Termination Date, whichever first occurs, copies of all "weekly sheets" and periodic operating statements relating to the Company Restaurants and copies of the sales reported by the Franchised
Restaurants, when they are received by Seller.


11.    TITLE, ENVIRONMENTAL AND ENGINEERING MATTERS

       A.     TITLE MATTERS.

              (1) TITLE POLICIES. The obligations of RTM to consummate the transactions contemplated by this Agreement shall be subject to RTM's ability to obtain an owner's or leasehold title insurance policy, as applicable, issued by Chicago Title Insurance Company ("Chicago") and/or Lawyer's Title Insurance Company ("Lawyer's") (Chicago and Lawyer's are collectively referred to as the "Title Company") with respect to each fee simple or leasehold interest to be conveyed or assigned hereunder on the regular and customary forms of title insurance policies then being issued by the Title Company, with extended coverage, insuring that RTM or a Buyer designated by RTM is the valid owner, as of the Effective Date, of the fee simple or leasehold estate

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

       being conveyed to it by the Deeds, New Leases or Lease Assignments, as applicable. The costs of updating Seller's existing title Commitments and/or Surveys, and the costs of issuing such title policies at Closing, shall be paid one-half (1/2) each by Seller and RTM; provided, however, that to the extent the cost of the title policies issued by Lawyer's exceeds the cost that would have been incurred had such title policies been issued by Chicago, such excess cost shall be the responsibility of RTM and shall be excluded in determining Seller's share of such total costs. Each title policy (or the final commitment if a policy is not obtained) shall contain no exceptions to coverage other than the following exceptions, if and to the extent approved by RTM in the manner provided below, but only to the extent any specific exception is, in fact, applicable to each specific Deed, New Lease or Lease Assignment (each, a "Permitted Encumbrance"): (i) the liens of real estate taxes not due and payable as of the Effective Date; (ii) license and easements for public utilities; (iii) easements and restrictions of record; (iv) all applicable zoning ordinances for the governing municipality and other governmental regulations, laws and ordinances; (v) such matters as are set forth on the preliminary title commitments of the Title Company listed on
       SCHEDULE 11.A(1) hereto (whether or not issued at the time of execution of this Agreement) (the "Commitments"); (vi) the underlying or prime lease[s] in the case of a Leased Restaurant; and (vii) any other encumbrances which affect or burden a specific Company Restaurant and which, either individually or in the aggregate, do not materially interfere with or restrict the use or operation of such Company Restaurant to be sold to RTM or a Buyer designated by RTM.

              (2) PRELIMINARY COMMITMENTS. Upon execution of this Agreement, Seller shall provide to RTM copies of the Commitments which were heretofore obtained by Seller, copies of each proposed Permitted Encumbrance as set forth thereon, and copies of the Surveys described in SECTION 11.A(4). Within thirty (30) days after the date hereof, RTM shall specify to Seller and to the Title Company any exceptions set forth in any such Commitment, and/or revealed by any such Survey, which RTM objects to as a Permitted Encumbrance. Any exception not so specified shall be deemed approved by RTM. If Seller agrees that any proposed Permitted Encumbrance to which RTM shall have objected should not be a Permitted Encumbrance, then Seller shall use reasonable efforts to cure, satisfy, discharge or remove each such proposed Permitted Encumbrance to which RTM has objected, provided, however, that Seller shall have no obligation to remove any title exceptions to which RTM has objected. Seller shall notify RTM if it disagrees with any objection to a proposed Permitted Encumbrance by RTM within fifteen (15) days after Seller's receipt of RTM's notice of such objection. If Seller fails or is unable to remove any title exception to which RTM has objected and such title exception, in the reasonable business judgement of Seller and RTM, would have a material adverse effect on RTM's ability to operate or finance the Company Restaurant

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       affected thereby, and if any such matter is not otherwise
       eliminated as an encumbrance prior to the Closing Date, then RTM may elect not to purchase the Company Restaurant affected thereby and to postpone such purchase, in which case RTM shall lease such Company Restaurant in accordance with SECTION 11.C below. In such event, a reduction shall be made in the Purchase Price for such excluded Company Restaurant in accordance with SECTION 12.F. of this Agreement.

              (3) CONSENTS. Seller and Buyer shall cooperate in taking all actions as shall be reasonably necessary to obtain (a) any Required Consent of a lessor under a Lease which requires the consent of such lessor to a Lease Assignment pertaining to such Lease, and (b) any Required Consent of the parties under any Assigned Contracts which require consents to the assignment of such Assigned Contracts, and (c) any Required Consent under any Permitted Encumbrance which requires consent to the transaction contemplated in this Agreement, and (d) an estoppel letter or estoppel certificate from each lessor under the Leases, as contemplated in SECTION 8.T. above.

              (4)    SURVEYS.  Upon execution of this Agreement,
       Seller shall furnish to RTM copies of the surveys of the Real Property for each Company Restaurant to be conveyed hereunder, which surveys were heretofore obtained by Seller at its sole cost and expense (collectively, the "Surveys"). Each such Survey shall indicate the as-built location of buildings and structures on the Real Property in question. The expense of any surveyor's inspection reports and/or any updates to the Surveys required by RTM or a Buyer designated by RTM and/or Title Company shall be borne one-half each by RTM and Seller.

       B. ENVIRONMENTAL MATTERS. Prior to the execution of this Agreement, Seller has furnished to RTM Phase I environmental site assessments (the "Assessments") prepared by Law Engineering ("Law") relating to each of the Company Restaurants and/or parcel of Real Property. Except with respect to the properties described in SECTION 11.D., RTM shall have a study period of thirty (30) days after the date hereof within which to take such actions as may be recommended (e.g.., additional testing or further file review) by Law in the Assessments or as may be reasonably required by RTM or by a Buyer designated by RTM to determine if there has been a release of Hazardous Material affecting any of the Real Property and/or Company Restaurants. If there has been such a release of Hazardous Material, Seller shall either pay directly for, or shall reimburse RTM for the costs which RTM paid for such recommended actions taken at such location; provided, however, that Seller's obligation to pay for any such recommended actions taken by RTM shall not exceed $12,500.00 at any one location and $150,000.00 in the aggregate.
If such actions taken indicate that there has been a release of Hazardous Material affecting any of the Company Restaurants or Real Property. RTM shall have the option to extend the study period an additional thirty (30) days (or such longer period of time as is required by RTM's

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

environmental consultants, at RTM's sole discretion); subject, however, to the provisions of SECTION 15. If RTM discovers that there has been a release of Hazardous Material affecting any of the Company Restaurants or Real Property, then RTM may elect not to purchase the Company Restaurant or Real Property in question (provided, however, in such event, the FF&E for such Company Restaurant shall nevertheless be transferred and conveyed at Closing by Seller to RTM or a Buyer designated by Buyer), but shall lease the Company Restaurant in question, in accordance with SECTION 11.C. below. In such event, a reduction shall be made in the Purchase Price in accordance with SECTION 12.F. below. RTM agrees that it will engage Law to undertake any recommended actions to determine the existence of Hazardous Materials affecting the Real Property and/or Company Restaurants to the extent Law is licensed and qualified to perform such services, provided, however, that the terms and conditions of such engagement are reasonably satisfactory to Seller and RTM.

       C. EXCLUSION OF A RESTAURANT DUE TO TITLE OR ENVIRONMENTAL MATTERS. Notwithstanding the foregoing, RTM shall have no right to refuse to purchase any Company Restaurant because of an unsatisfied title objection, or due to the presence of any Hazardous Material, if such Company Restaurant is and remains fully operational and, prior to the Closing of the purchase of such Company Restaurant by RTM or a Buyer designated by RTM, Seller fully cures such title objection or fully remediates such environmental condition at such Company Restaurant (to the reasonable satisfaction of RTM and its consultants) at Seller's sole cost and expense, as an Excluded Liability hereunder. If any such title objection curative work or any such environmental remediation has not been completed by the Closing Date or Seller chooses not to engage in such curative work on remediation, RTM or a Buyer designated by RTM shall lease such Company Restaurant pursuant to a New Lease pending the completion of such curative and/or remedial work unless RTM or such Buyer would be exposed to liability as an "operator" under applicable Environmental Laws, in which event such Real Property and/or Company Restaurant shall be excluded, without a New Lease unless RTM elects to lease the same under a New Lease. Each New Lease have an initial term of twenty years (with three five year renewal options) and require payment of annual rental equal to 11% of the amount set forth on SCHEDULE 12.F.(1) with respect to the applicable Company Restaurant and shall provide for an annual increase of 2% of such rental, adjusted every two years. Each New Lease shall also contain a purchase option in favor of RTM or such Buyer and a "put" option requiring RTM or such Buyer to purchase the Company Restaurant in the event Seller supplies RTM or such Buyer with either (a) a supplement from Law to its Assessment for such Company Restaurant indicating that there is no significant risk of Hazardous Materials affecting such Company Restaurant or (b) a Phase II environmental assessment concluding either that there is no significant risk of Hazardous Materials affecting such Company Restaurant or that the environmental condition referred to in the first sentence of SECTION 11.C. has been fully remediated. The purchase price upon exercise of such purchase or put option shall be the amount

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

by which the Purchase Price was originally reduced hereunder pursuant to
SECTION 12.F.. Each New Lease shall also provide that Seller shall be responsible for any condition existing as of the Closing Date that exposes Buyer to liability as an owner or operator under Environmental Laws and that Seller shall indemnify and hold RTM or the Buyer designated by RTM to purchase such Company Restaurant harmless for all losses, costs, claims and liabilities incurred by RTM or such Buyer as a result of such conditions existing prior to the Effective Date. The other terms and conditions of any such New Lease shall be subject to the parties' mutual agreement, which shall not be unreasonably withheld or conditioned by either party.

       D. LEASED RESTAURANTS. The parties agree that the Company Restaurants listed on SCHEDULE 11.D. shall not be purchased on the Closing Date, but shall be leased on the Closing Date pursuant to New Leases on the terms set forth on SCHEDULE 11.D.. Accordingly, there will be no further environmental testing conducted with respect to such Company Restaurants listed on SCHEDULE 11.D..


12.    CONDITIONS OF CLOSING

       A.     CONDITIONS FOR THE BENEFIT OF RTM.  The obligations of
RTM to consummate the transactions provided for herein shall be subject to the satisfaction, on or before the Closing Date, or such earlier date as may be specified herein, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

              (1) Seller and Subsidiary have made all of the deliveries required by SECTION 13.A.

              (2) The representations and warranties of Seller and Subsidiary contained herein shall have been true, and correct in all material respects as of the date hereof and shall be true, and correct in all material respects as of and at the Closing Date and the Effective Date with the same effect as if made at and as of such dates, except as provided or permitted hereunder, and Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them, at or prior to the Closing Date.

              (3) All consents (including all Required Consents) and/or approvals (including those of the lenders of and the boards of directors of RTM and Buyers designated by RTM) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

              (4) Consents to the Lease Assignments under the Leases shall have been obtained.

              (5) RTM shall have obtained all permits and licenses and/or administrative approvals necessary for the operation of the Company Restaurants, unless under local law or administrative practice such permits and licenses and/or administrative approvals are not available until title has passed. Seller shall cooperate fully with RTM in obtaining such licenses and/or administrative approvals.

              (6) No suit, action or other proceeding (including action under federal antitrust laws) to prohibit, delay or otherwise materially and adversely affect the consummation of this Agreement or to subject RTM to any liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted or threatened.

              (7) RTM shall have received the opinion, dated as of the Closing Date, of Seller's Counsel, in form and substance reasonably satisfactory to Seller's Counsel and RTM's Counsel (it being understood that, with respect to matters of Canadian law, Seller's Counsel may rely upon foreign certificates or the opinions of Canadian counsel), to the effect that:

                     (a)   Seller is duly organized, validly
              existing and in good standing under the laws of the State of Tennessee. Seller is duly authorized to conduct business and is in good standing under the laws of the States of Alabama, Florida, Illinois, Kentucky and
              Missouri.

                     (b)   Subsidiary is duly organized, validly
              existing and in good standing under the laws of Canada. Subsidiary is duly authorized to conduct business and is in good standing under the laws of the Provinces of Alberta, British Columbia, Manitoba, Saskatchewan and Ontario.

                     (c)   Each of Subsidiary and Seller has the
              requisite corporate power to carry on its business as it is now being conducted.

                     (d)   Neither the execution and delivery of
              this Agreement or the other agreements contemplated herein nor Seller's performance in accordance with their respective terms are restricted by or violate the terms of any existing constitution, law or administrative rule or regulation applicable to Seller and/or to Subsidiary, the charter or bylaws of Seller and/or Subsidiary, or, to the best of counsel's current knowledge and belief, any lease, option, agreement, mortgage, loan agreement or any contractual or other obligation of Seller and/or of Subsidiary, the effect of which would have a material adverse effect on the transactions contemplated by this Agreement.

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

                     (e)   To the best of counsel's current
              knowledge and belief, no legal action or proceeding against Seller is pending or threatened at the Closing Date which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement.

                     (f)   Seller has full power to execute,
              deliver and perform this Agreement, and the other agreements and instruments executed on even date herewith pursuant to this Agreement.

                     (g) This Agreement, and the other agreements and instruments executed on the Closing Date pursuant to this Agreement have been duly and validly executed and delivered by Seller and they constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditor's rights generally and subject to general principles of equity and subject to public policy considerations as expressed in the Securities Act of 1933 which may render certain indemnification provisions unenforceable and subject to the provisions of applicable securities laws).

              (8) The required waiting periods under the HSR Act have either expired or been terminated by the Federal Trade Commission and the Antitrust Division of the United States
       Department of Justice.

              (9) Seller shall have delivered to RTM a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. Seller may, conditioned upon prior receipt of the written approval of RTM, amend the Schedules attached hereto for the purpose of making immaterial corrections and clarifications thereon applicable to Seller and consistent with the terms and agreements contained herein which amendments shall be attached to the certificate delivered pursuant to this
       SECTION 12.A.(9). Unless otherwise agreed to in writing by the parties hereto, if the Closing occurs, RTM shall be deemed to waive any rights for breach of representation or warranty by Seller to the extent that such amendment corrects such representation or warranty. Nothing in this SECTION 12.A.(9) shall impose any obligation on RTM either to accept any material amendment to the Schedules provided for herein or to close the transaction notwithstanding such amendment, unless RTM elects to do so in its sole and absolute discretion.

       B. CONDITIONS FOR THE BENEFIT OF SELLER. The obligations of Seller to consummate the transactions provided for herein shall be subject to the satisfaction, or before the Closing Date, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

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

              (1) RTM and a Buyer designated by RTM have made all of the deliveries required by SECTION 13.B.

              (2) The representations and warranties of RTM contained herein shall have been true and correct in all material respects as of the date hereof and (as to both RTM and any Buyer designated by RTM) shall be true and correct at and as of the Closing Date and the Effective Date with the same effect as if made on and as of such dates, except as otherwise provided or permitted hereunder, and RTM and a Buyer designated by RTM shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it, at or prior to the Closing Date.

              (3) All consents and/or approvals (including those of Seller's board of directors and lenders) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

              (4) Consents to the Lease Assignments from the lessors that are required under the Leases shall have been obtained.

              (5) No suit, action or other proceeding (including action under federal antitrust laws) to prohibit, delay or otherwise materially and adversely affect the consummation of this Agreement or to subject Seller to any liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted or threatened.

              (6) Seller shall have received an opinion, dated as of the Closing Date from RTM's Counsel, in form and substance reasonably satisfactory to Buyer's Counsel and Seller's Counsel (which, notwithstanding anything hereinafter to the contrary, shall not require any opinion with respect to the Investor) to the effect that:

                     (a)   RTM is a corporation duly organized,
              validly existing and in good standing under the laws of the State of Georgia and each state in which any of the Purchased Assets to be purchased by RTM are located.
              Each Buyer designated by RTM is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each state in which any of the Purchased Assets to be purchased by such Buyer are located.

                     (b) RTM and any Buyer designated by RTM have the requisite corporate power to carry on their businesses as they now are being conducted.

                     (c)   Neither the execution and delivery of
              this Agreement or the other agreements contemplated herein (including the RTM Guaranty) nor performance in accordance with their respective terms by RTM and any Buyer designated by RTM are restricted by or violate the terms of any existing constitution, law or administrative rule or regulation applicable to either RTM or any Buyer designated by RTM, the charter or bylaws of either RTM or any Buyer designated by RTM, or, to the best of counsel's current knowledge and belief, any lease, option, agreement, mortgage, loan agreement or any contractual or other obligation of either RTM or any Buyer designated by RTM.

                     (d)   To the best of counsel's current
              knowledge and belief, no legal action or proceeding against either RTM or any Buyer designated by RTM is pending or threatened at the Closing Date which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement.

                     (e) RTM and any Buyer designated by RTM have full power to execute, deliver and perform this Agreement, and the other agreements and instruments executed on even date herewith pursuant to this Agreement.

                     (f) This Agreement, and the other agreements and instruments executed on the Closing Date pursuant to this Agreement have been duly and validly executed and delivered by RTM and any Buyer designated by RTM and they constitute legal, valid and binding obligations of RTM and any Buyer designated by RTM, enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditor's rights generally and subject to general principles of equity and subject to public policy considerations as expressed in the Securities Act of 1933 which may render certain indemnification provisions unenforceable).

              (7) The required waiting periods under the HSR Act have either expired or been terminated by the Federal Trade Commission and the Antitrust Division of the United States
       Department of Justice.

              (8) RTM and any Buyer designated by RTM shall have delivered to Seller a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. RTM may, conditioned upon prior receipt of the written approval of Seller, amend the Schedules attached hereto for the purpose of making immaterial corrections and clarifications thereon applicable to RTM or a Buyer designated by RTM and consistent with the terms and agreements contained herein, which amendments shall be attached to the

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

       certificate delivered pursuant to this SECTION 12.B.(8). Unless otherwise agreed to in writing by the parties hereto, if the Closing occurs, Seller shall be deemed to waive any rights for breach of representation or warranty by RTM or a Buyer designated by RTM to the extent that such amendment corrects such representation or warranty. Nothing in this SECTION 12.B.(8) shall impose any obligation on Seller either to accept any material amendment to the Schedules provided for herein or to close the transaction notwithstanding such amendment, unless Seller elects to do so in its sole and absolute discretion.

       C. BEST EFFORTS AND RIGHT TO PERFORM. Seller and RTM each shall use their best efforts to fulfill all of their respective pre-Closing obligations under this Agreement; provided, however, that, unless otherwise required by this Agreement, no party shall be required to make any out-of-pocket payments (other than customary fees and charges and salary and travel expenses) or incur any additional obligations to satisfy such obligations or conditions. Seller and RTM shall have the right, but not the obligation (unless otherwise required by this Agreement), to assist the other in performing any pre-closing obligations or conditions precedent of the other party.

       D.     FAILURE OF CONDITIONS.   Except as otherwise specifically
provided for herein, if any of the foregoing conditions precedent to Seller's obligations fail with respect to any Company Restaurant, Seller, subject to SECTION 15, may elect, in its sole discretion, not to sell such Company Restaurant but shall proceed with the purchase and sale hereunder of the other Company Restaurants with a reduction of the applicable Purchase Price made in accordance with SECTION 12.F. below. Except as otherwise specifically provided for herein, if any of the foregoing conditions precedent to RTM's obligations fail with respect to any particular Company Restaurant, RTM, subject to SECTION 15, may elect, in its sole discretion, not to purchase such Company Restaurant but shall proceed with the purchase and sale hereunder of the other Company Restaurants with a reduction of the applicable Purchase Price made in accordance with SECTION 12.F. of this Agreement.

       E. WAIVER OF CONDITIONS. Seller or RTM, as the case may be, may waive any condition precedent to their respective obligations under this Agreement; provided, however, that such waiver can be granted only on the waiving party's behalf and only to the extent that it does not affect any other party's rights hereunder.

       F.     REDUCTION OF PURCHASE PRICE.In the event that a
Company Restaurant is excluded from the Purchased Assets as permitted by
SECTION 2.B., SECTION 11.A.(2), SECTION 11.B or SECTION 11.C. and leased pursuant to a New Lease, the Purchase Price and the Cash Payment shall each be reduced by an amount equal to

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

the amount set forth on SCHEDULE 12.F.(1) with respect to that Company Restaurant. In the event that a Company Restaurant is excluded from the Purchased Assets and is not leased to RTM or a Buyer designated by RTM pursuant to a New Lease, the Purchase Price and the Cash Payment shall each be reduced by an amount equal to the amount set forth on SCHEDULE 12.F.(2) with respect to that Company Restaurant. If a Company Restaurant is leased pursuant to a New Lease but later purchased by RTM or a Buyer designated by RTM, the purchase price for such Company Restaurant at the time of such purchase shall be the amount by which the Purchase Price was previously reduced pursuant to SCHEDULE 12.F.(1).


13.    DELIVERIES AT THE CLOSING

       A. SELLER'S DELIVERIES TO RTM. At the Closing, Seller shall deliver to RTM or a Buyer designated by RTM, in addition to any and all other instruments required hereunder to be so delivered by Seller, the following:

              (1) The Deeds (or New Leases, as applicable), each duly executed by Seller or Realco, as applicable;

              (2) The Lease Assignments in recordable form, each duly executed by Seller and the lessors under each of the Leases, if required;

              (3) The Franchise Assignments, each duly executed by Seller or Subsidiary, as applicable;

              (4)    The Trademark Assignments and Trade Secret
       Assignment, each duly executed by Seller;

              (5) The Contract Assignments, each duly executed by Seller;

              (6) The General Assignments, bills of sale and other appropriate instruments of transfer, each duly executed by Seller;

              (7) Copies of the charter and bylaws of Seller and Subsidiary and of resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and performance of this Agreement and the other agreements contemplated by this Agreement and the sale and transfer of the Company Restaurants, all as certified by an appropriate officer of Seller as of the Closing Date;

              (8) A certificate as to the incumbency of each person executing this Agreement and the other agreements contemplated by this Agreement on behalf of Seller;

              (9) A current certificate of corporate good standing for Seller issued by the Tennessee Secretary of State and by the Secretary of State of other appropriate office of the States of Alabama, Florida, Illinois, Kentucky and Missouri;

              (10) A current certificate of corporate good standing for Realco issued by the Tennessee Secretary of State and by the Secretary of State or other appropriate officer of the States of Alabama, Illinois and Missouri;

              (11) A current certificate of corporate good standing for Subsidiary issued by appropriate authorities within Canada;

              (12) The opinion of Seller's counsel referred to in
       SECTION 12.A.(7);

              (13) The certificate of Seller required by SECTION
       12.A.(9);

              (14) A certificate of "nonforeign" status of Seller as described in the FIRPTA;

              (15)   The Noncompetition Agreement, duly executed by
       Seller;

              (16) Any and all Required Consents; estoppel letters and/or estoppel certificates; release and/or satisfaction documentation as to all encumbrances other than the Permitted Encumbrances (including, without limitation, such releases and/or satisfactions as to all Real Estate Mortgages and Chattel Mortgages); or marked title commitments or binders showing the satisfaction of all requirements, and containing only the Permitted Encumbrances;

              (17)   The Vehicle Transfer Documents, duly executed by
       Seller;

              (18) The Office Lease, duly executed by Seller;

              (19) The Commissary Agreement, duly executed by
       Commissary Operations, Inc.; and

              (20) Such additional instruments and documents as Buyer's Counsel may reasonably request in order to fulfill the terms and conditions of this Agreement.

       B. BUYER'S DELIVERIES TO SELLER. At the Closing, RTM or a Buyer designated by RTM shall deliver to Seller, in addition to any and all other instruments required hereunder to be so delivered to Seller by Buyer, the following:

              (1)    The Cash Payment;

              (2) The Deeds (or New Leases, as applicable), each duly executed by RTM and/or a Buyer designated by RTM, if necessary;

              (3) The Lease Assignments, each duly executed by RTM or a Buyer designated by RTM;

              (4) The Franchise Assignments, each duly executed by RTM or a Buyer designated by RTM;

              (5) The Contract Assignments, each duly executed by RTM or a Buyer designated by RTM;

              (6) The General Assignments, bills of sale and other appropriate instruments of transfer, each duly executed by RTM or a Buyer designated by RTM, if necessary;

              (7) Copies of the charter and bylaws of RTM and any Buyer designated by RTM and of resolutions adopted by the Boards of Directors of RTM and any Buyer designated by RTM authorizing execution and performance by RTM and such Buyer, respectively, of this Agreement and the other agreements contemplated by this Agreement and the purchase of the Company Restaurants, all as certified by appropriate officers of RTM and such Buyer, respectively, as of the Closing Date;

              (8) A certificate as to the incumbency of each person executing this Agreement and the other agreements contemplated by this Agreement on behalf of RTM and a Buyer designated by RTM;

              (9) Current certificates or telegrams of corporate good standing or qualification to do business of RTM and a Buyer designated by RTM as certified by the secretary of state or other appropriate officer of the States of Alabama, Florida, Illinois, Kentucky, Missouri and Tennessee;

              (10) The opinion of RTM's Counsel referred to in SECTION
       12.B.(6);

              (11) The certificate of RTM and any Buyer designated by RTM required by SECTION 12.B.(8) ;

              (12) The Note, duly executed by RTM or a Buyer designated by RTM;

              (13)   The RTM Guaranty, duly executed by RTM, if the
       Note is executed and delivered by a Buyer designated by RTM;

              (14) The Security Agreement, together with any other documents or instruments required by the Security Agreement, each duly executed by RTM or a Buyer designed by RTM to purchase the Purchased Assets described in the Security Agreement; and

              (15) Such additional instruments and documents Seller's Counsel may reasonably request in order to fulfill the terms and conditions of this Agreement.

       C. OTHER DELIVERIES. At the Closing, all other consents, permits, licenses and administrative approvals required to be obtained as conditions precedent to the consummation of the transactions provided for herein shall be delivered.

14.    RISK OF LOSS AND CONDEMNATION

       A. RISK OF LOSS. The risk of any destruction, loss or damage to any of the Company Restaurants shall be the sole responsibility of Seller until the Effective Date. For purposes of this SECTION 14, the term "loss" shall include but not be limited to any condemnation or the institution of any condemnation proceedings which affect the real property on which any of the Company Restaurants is located. If any of the Company Restaurants shall be destroyed or damaged by fire or other casualty or shall suffer any loss prior to the Effective Date, RTM, subject to SECTION 15, may either (i) elect not to purchase such Company Restaurant but proceed with the purchase and sale hereunder of the other Company Restaurants being purchased with an appropriate reduction and/or refund of the Purchase Price based upon the Company Restaurants and related assets not being conveyed, or (ii) upon closing the purchase and sale of such Company Restaurant hereunder, require Seller to remit to RTM (and RTM shall be entitled to retain) all insurance proceeds received by Seller in respect of such destruction, damage or loss to such Purchased Assets, and assign to RTM the right to collect and retain any such insurance proceeds not so received by RTM.

       B. CONDEMNATION. In the event condemnation proceedings which would have a material adverse effect on the intended use or operation of a Company Restaurant by RTM or a Buyer designated by RTM are instituted or threatened by the taking authority's submission of a firm offer in lieu of condemnation or otherwise prior to the Closing Date, RTM may either (i) elect not to purchase such Company Restaurant, subject to
SECTION 15, but proceed with the purchase and sale hereunder of the other Company Restaurants being purchased with an appropriate reduction of the Purchase Price based upon the Company Restaurants and related assets not being conveyed, or (ii) proceed with the purchase of such Company Restaurant without any reduction in the Purchase price and receive an assignment from Seller of all of Seller's right, title and interest in and to any proceeds or award resulting from such condemnation. In the event such condemnation proceedings are instituted or threatened which would not have a material adverse effect on RTM's intended use or operation of a Company Restaurant, RTM or a Buyer designated by RTM shall proceed with the purchase of the Company Restaurant without any reduction in the Purchase Price and receive an assignment from Seller of all of Seller's right, title and interest in and to any proceeds or award resulting from such condemnation. Seller agrees not to settle any condemnation award with respect to any of the Company Restaurants without Buyer's approval.


15.    TERMINATION

       A. BY AGREEMENT OR FAILURE OF CONDITIONS. This Agreement may be terminated:

              (1)    By mutual consent of all parties hereto;

              (2) By RTM if any of the conditions to RTM's obligations to consummate the transactions contemplated in this Agreement shall not have been satisfied, or waived by RTM, on or prior to the Termination Date; or

              (3) By Seller if any of the conditions to Seller's obligations to consummate the transactions contemplated in this Agreement shall not have been satisfied, or waived by Seller, on or prior to the Termination Date; or

              (4) By Seller if the aggregate number of Company Restaurants that are to be excluded or leased pursuant to SECTION 11 (not including restaurants excluded under SECTIONS 2.B. or 11.D.) exceeds six (6) or if the Purchase Price is reduced by more than Three Million Dollars ($3,000,000.00) (not including restaurants excluded under SECTIONS 2.B. or 11.D.) pursuant to
       SECTION 12.F..

       B. LAPSE OF TIME. Any provision of this Agreement to the contrary notwithstanding, if the Closing has not been held for any reason whatsoever (other than a breach by a party of its obligations under this Agreement, in which case that party shall not be entitled to terminate this Agreement pursuant to this SECTION 15.B.) on or before the Termination Date, either party may terminate this Agreement by fifteen
(15) days' prior written notice to the other party. Such notice may be given on or after the fifteenth (15th) day prior to the Termination Date, unless the terminating party has caused the event, or failed to satisfy the condition, which is the reason for the failure to close. In the event a termination notice is validly given by either party to the other pursuant to this paragraph, such termination shall be effective at 11:59 p.m. on the last day of such 15-day notice period. Until such time each party shall be obligated to use its best reasonable efforts, in good faith, to consummate the transaction contemplated by this Agreement.

       C. NOTICE; REMEDIES. The rights of termination hereof as provided herein shall be exercised by written notice of termination given by the terminating party to the other party in the manner hereinafter provided. Any such right of termination shall not preclude any legal or equitable remedies which may be available to any non-defaulting party hereto arising out of any default hereunder by the other party hereto.
In the event of a default by any party, the non-defaulting party shall have such remedies against the defaulting party as may be available to the non-defaulting party either pursuant to this Agreement and/or at law or in equity, including the right to recover all costs, expenses or damages resulting to such non-defaulting party from such default and the right to specifically enforce this Agreement.


16.    INDEMNIFICATION

       A. INDEMNIFICATION BY SELLER. Seller will indemnify, defend and hold RTM and a Buyer designated by RTM harmless after the Closing Date from and against any costs (including, without limitation, reasonable attorneys' fees and court costs and costs of investigation), losses, damages, liabilities or expenses incurred by RTM or such Buyer as a result of any of the following (the "Seller Indemnified Claims"):

              (1) The breach of any of Seller's representations and warranties made under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

              (2) The non-fulfillment of any covenant, agreement or obligation to be performed by Seller under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

              (3) Any claim for brokerage, finders fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Seller or to have rendered services on Seller's behalf;

              (4) Any litigation (including without limitation, the Litigation), proceedings, controversies or claims against RTM or such Buyer arising from, in connection with, or incident to acts or omissions of Seller or other occurrences occurring prior to the Effective Date relating to any of the Purchased Assets;

              (5) Any litigation, proceedings, controversies or claims against RTM or such Buyer arising from, in connection with or incident to RTM's or such Buyer's terminating any franchisee/licensee at Seller's request pursuant to SECTION 6.B.; or

              (6) All Excluded Liabilities and any and all other obligations or liabilities of Seller or Subsidiary or relating to the Purchased Assets not expressly assumed by RTM or a Buyer designated by RTM in this Agreement as a part of the Assumed Liabilities.

       B.     INDEMNIFICATION BY RTM.  RTM will indemnify and hold
Seller harmless on and after the Closing Date from and against all losses, damages, liabilities or expenses incurred by Seller as a result of any of the following (the "RTM Indemnified Claims"):

              (1) The breach of any of representations and warranties by RTM or a Buyer designated by RTM made under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

              (2) The non-fulfillment of any covenant, agreement or obligation to be performed by RTM or a Buyer designated by RTM under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

              (3) Any claim for brokerage, finders fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by RTM or a Buyer designated by RTM or to have rendered services on RTM's or such Buyer's behalf; or

              (4) Any litigation, proceedings, controversies or claims against Seller arising from, in connection with or incident to acts or omissions of RTM or a Buyer designated by RTM or other occurrences occurring on or after the Effective Date relating to any of the Purchased Assets.

       C. PARTICIPATION. Should any claim be made by a person not a party to this Agreement with respect to any matter to which either of the foregoing indemnities relates, the indemnified party (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") thereof. The Indemnitee, on not less than thirty (30) days' written notice to the Indemnitor containing the terms of the proposed settlement, may make settlement of such claim and such settlement shall be binding on both parties hereto for the purposes of this Section; provided, however, that if within such thirty (30) day period the Indemnitor shall have requested the Indemnitee to contest any such claim at the expense of the Indemnitor, the Indemnitee shall promptly comply, and the Indemnitor shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel of it own choosing. The Indemnitee shall also have the right to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the Indemnitor may settle in its own discretion. Any payment or settlement made by the Indemnitor in such contest, together with the total expense thereof, shall be binding on the Indemnitee and the Indemnitor for the purposes only of this Section. Notwithstanding anything herein to the contrary, an Indemnitor shall not, without the prior written consent of the indemnified party, settle any claim in any manner which adversely affects the Indemnitee.

       D. TIME LIMITATIONS. The Indemnitor will have no liability to the Indemnitee under or in connection with: (a) any Seller Indemnified Claim or RTM Indemnified Claim under this Agreement (other than the matters set forth below in items (b) and (c)) unless written notice asserting an indemnification claim based thereon is given to the Indemnitor prior to the later of (i) the second (2nd) anniversary of the Closing Date or (ii) the first (1st) anniversary of the date on which a covenant or agreement is to be performed hereunder; (b) any Seller Indemnified Claim related to any Taxes unless written notice asserting such an indemnification claim is given prior to the ninetieth (90th) day after the day upon which any potential Tax liability is barred by all applicable statutes of limitation; (c) any Seller Indemnified Claim related to any environmental matters, unless written notice asserting such indemnification claim is given prior to the sixth (6th) anniversary of the Closing Date; provided, however, the liability of Seller relating to, arising out of or based upon any covenants, agreements, representations and warranties relating to the title to the Purchased Assets, the due authorization of this Agreement or the Litigation described on SCHEDULE 8.H. may be asserted by RTM or a Buyer designated by RTM at any time; and, provided, further, as to any Company Restaurant which is excluded from the initial Closing Date purchase and sale pursuant to SECTION 2.B. or SECTION 11.C., the time periods set forth above shall be tolled until the actual closing date as to such Company Restaurant(s).


17.    EMPLOYEES

       A. MEETINGS WITH EMPLOYEES. After the date hereof and at any time prior to the Effective Date, RTM or its representatives shall have the right meet with Restaurant Employees to arrange for the transition of ownership of the Company Restaurants, provided, however, that such meetings shall be held after notification to Seller but with a representative of Seller being present and at such times and in such manner so as not to materially adversely interfere with Seller's normal business operations. After the Effective Date, RTM or a Buyer designated by RTM, to the extent it hires any Restaurant Employees, will make employees and files available to Seller at reasonable times to assist Seller in connection with processing of claims and preparing for and proceeding with litigation, if any, with respect to such claims.

       B.     RTM'S OFFER OF EMPLOYMENT.  RTM or a Buyer designated by
RTM shall have the right, but not the obligation, to offer employment to Restaurant Employees, effective on or after the Effective Date. Except as provided in this Agreement, Seller shall be responsible for all compensation to which such Restaurant Employees may be entitled with respect to service, claims or events giving rise to claims, which occurred on or prior to the Effective Date. Nothing in this Agreement shall be deemed to restrict the right of RTM or a Buyer designated by RTM to deal with Restaurant Employees who accept employment with buyer as employees at will and without regard to such employees' prior service or seniority as employees of Seller, in the same manner as it would be free to deal with such employees in the absence of this Agreement.

       C. NON-SOLICITATION OF EMPLOYEES. For a period of one (1) year following the Closing Date, Seller agrees not to actively solicit any of the employees of RTM or a Buyer designated by RTM who are employed in connection with the Company Restaurants who, prior to the Effective Date, were employed by Seller in connection with the Company Restaurants.

18.    BULK TRANSFERS

       RTM and any Buyer designated by RTM hereby waive compliance by Seller with any applicable bulk sales laws. Seller shall indemnify RTM and a Buyer designated by RTM against any liability (including, without limitation, any reasonable attorneys fees) arising out of or resulting from Seller's failure to comply with such laws, as an Excluded Liability under this Agreement.

19.    SURVIVAL OF TERMS

        The representations, warranties, covenants, indemnities and agreement of the respective parties hereto, as contained herein, in the Schedules hereto, or any certificate or other document delivered pursuant hereto, shall survive the Closing Date and the Effective Date and shall continue thereafter in full force and effect only for such period(s) of time as set forth in SECTION 16.D. notwithstanding any investigation heretofore or hereafter made by or on behalf of the parties hereto.

20.    WAIVER AND AMENDMENT

       Any of the provisions of this Agreement may be waived in writing at any time, by the party or parties which is or are entitled to the benefit of such provision. Any of the provisions of this Agreement may be amended at any time by written agreement of all parties.

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

21.    CONFIDENTIAL INFORMATION AND RETENTION OF DOCUMENTS

       A. CONFIDENTIAL INFORMATION. All information given by any party hereto to any other party shall be used only for the purposes of this Agreement and the transactions contemplated in this Agreement and shall be treated as confidential and not disclosed to others except the parties' attorneys, accountants, agents, affiliates and lenders and, in addition, as to RTM, to any Buyer designated by Buyer, and except insofar as such data or information is published or is a matter of public knowledge or is required to be disclosed by applicable law or legal process. In the event that RTM or a Buyer designated by RTM does not consummate the acquisition provided for herein for any reason whatsoever, RTM and any such Buyer shall return to Seller all copies of data supplied by Seller to RTM or any such Buyer or their representatives.

       B. RETENTION OF DOCUMENTS. Seller agrees that, after the Effective Date, all documents relating to the ownership and operation of any of the Company Restaurants during the period prior to the Effective Date shall be open for inspection by representatives of RTM or the Buyer of such Company Restaurant(s) at any time during regular business hours of Seller for any proper purpose until such time as such documents are destroyed or possession thereof is given to RTM or such Buyer as provided for in the following sentences, and that RTM or such Buyer at its expense may during such period make such copies thereof as it may reasonably request. Without limiting the generality of the foregoing, for a period ending on the third (3rd) anniversary of the Closing Date, Seller shall not destroy or give up possession of any document referred to in the preceding sentence without first offering to RTM or such Buyer the opportunity, at RTM's or such Buyer's expense (but without any other payment), to obtain the same. Thereafter, Seller shall be free to dispose of such documents as it deems fit.


22.    ADDITIONAL TRANSFERS AND INSTRUMENTS

       From time to time after the Effective Date and at the request of RTM and without further consideration, Seller will execute and deliver to RTM or a Buyer designated by RTM such other and further instruments of assignment and transfer as may be necessary to complete the sale and transfers hereunder and to give further assurances to RTM or such Buyer with respect to the title to the Purchased Assets sold and transferred to RTM or such Buyer hereunder.

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

23.    FEES AND EXPENSES

       Except as otherwise specifically provided in this Agreement, Seller and RTM, respectively, shall each bear their own costs and expenses incurred in connection herewith and with the transactions contemplated hereby, whether or not the sale of the Company Restaurants hereunder shall be consummated or this Agreement subsequently shall be terminated. RTM and Seller shall each pay one-half (1/2) of the recording fees (but not related legal and other costs) incurred in connection with the recordation of the Deeds or the Lease Assignments.


24.    TRANSFER TAXES, ETC.

       RTM and Seller shall each be responsible for and shall each pay all one-half (1/2) of transfer taxes, sales taxes, documentary stamp and similar transfer taxes, fees or charges imposed by state or local governments which arise solely from the sale and transfer of the Purchased Assets from Seller to RTM or a Buyer designated by RTM. Seller shall cooperate with RTM to permit such sale to qualify for any exceptions to such taxes, fees or charges which might be available.


25.    NOTICES

       Any notice which any party hereto may desire or may be required hereunder to give to the other parties hereto shall be in writing and shall be deemed to be duly given when received (or when first refused, if that be the case) by personal delivery, by overnight delivery service which provides return receipts, or by express, registered or certified U.S. mail, postage prepaid, return receipt requested, addressed to such other party as follows:

       SELLER:Shoney's, Inc.
                     1727 Elm Hill Pike
                     Nashville, Tennessee 37210
                     Attn: Secretary

       copy to:      Tuke Yopp & Sweeney
                     17th Floor
                     Third National Bank Building
                     201 Fourth Avenue, North
                     Nashville, Tennessee 37219-2040
                     Attn: Gary M. Brown, Esq.

       BUYER: RTM, Inc.
       5995 Barfield Road

                     Atlanta, Georgia 30328
                     Attn: Mr. Dennis E. Cooper

       copies to:    RTM, Inc.
                     5995 Barfield Road
                     Atlanta, Georgia 30328
                     Attn: Mr. J. Russell Welch

                     Arnall Golden & Gregory
                     1201 W. Peachtree Street
                     2800 One Atlantic Center
                     Atlanta, Georgia 30309-3450
                     Attn: Philip G. Skinner, Esq.

or to such other address as a party hereto hereafter may designate to the other parties in writing.


26.    CONSTRUCTION

       As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would clearly not admit such construction. This instrument shall be construed and interpreted in accordance with the laws of the State of Tennessee. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not be used in construing any terms or provisions of this instrument.


27.    SUCCESSORS AND ASSIGNS

       This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, provided, however, that neither this Agreement nor any of the rights or obligations of any party hereto may be assigned without the prior written consent of the other party hereto; provided further, however, that RTM may assign any or all of its rights and interests hereunder to one or more entities which are either:
(a) unaffiliated investors who purchase the Company Restaurants and lease such Company Restaurants to RTM or one of RTM's Affiliates (as hereinafter defined); or (b) controlled by or under common control with RTM (control for these purposes meaning ownership of more than fifty percent (50%) of the voting interests in an entity) (each, an "Affiliate"), in any or all of which cases RTM nonetheless shall remain responsible for the performance of all of its obligations hereunder.

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

28.    SEVERABILITY

       Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable; provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstances should be determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.


29.    COUNTERPARTS

       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereto and all of which together shall constitute but one Agreement.

       30.    ENTIRE AGREEMENT

       This Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof and there are no representations or warranties, express or implied, other that those contained in this Agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                           SHONEY'S, INC.

                             /s/
                           ___________________________________
                           By: W. Craig Barber
                           Title: Senior Executive Vice-
                                   President and Chief Financial
                                   Officer

                           SHONEY'S OF CANADA, INC.

                             /s/
                           ______________________________________
                           By: W. Craig Barber
                           Title: President


                           RTM, INC.

                             /s/
                           ______________________________________
                           By: Dennis E. Cooper
                           Title: Senior Vice President

                             /s/
                           ______________________________________
                           By: J. Russell Welch
                           Title: Senior Vice President and
                                   Corporate Secretary

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

                  EXHIBITS AND SCHEDULES

                        OMITTED FOR

                      FILING PURPOSES